Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Air Lease Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Air Lease Corporation
 2000 Avenue of the Stars, Suite 1000N
Los Angeles, California 90067
(310) 553-0555

March 17, 2016

Dear Fellow Stockholder:

Your officers and directors join me in inviting you to attend the 2016 Annual Meeting of Stockholders at 7:30 a.m., Pacific time, on Wednesday, May 4, 2016, at Century Plaza Towers, 2029 Century Park East, Concourse Level, Conference Room A, Los Angeles, California 90067.

The expected items of business for the meeting are described in detail in the attached Notice of 2016 Annual Meeting of Stockholders and Proxy Statement.

We look forward to seeing you on May 4th.

Sincerely,

Steven F. Udvar-Házy
 Chairman and Chief Executive Officer

Notice of 2016 Annual Meeting of Stockholders

Time and Date:	7:30 a.m., Pacific time, on Wednesday, May 4, 2016
Location:	Century Plaza Towers, 2029 Century Park East, Concourse Level, Conference Room A, Los Angeles, California 90067
Agenda:	(1) Elect eight directors, each to serve for a one-year term;
(2) Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2016;
(3) Advisory vote to approve named executive officer compensation; and
(4) Act upon such other matters as may properly come before the meeting or any postponement or adjournment.
Record Date:	You can vote at the meeting and at any postponement or adjournment of the meeting if you were a stockholder of record on March 14, 2016.
Voting:
Please vote as soon as possible, even if you plan to attend the meeting, to ensure that your shares will be represented. You do not need to attend the meeting to vote if you vote your shares before the meeting. If you are a record holder, you may vote your shares by mail, telephone or the Internet. If your shares are held by a broker or other nominee, you must follow the instructions of your broker or nominee to vote your shares.
Annual Report:
Copies of our 2015 Annual Report to Stockholders (the "Annual Report"), including our 2015 Annual Report on Form 10-K, are being made available to stockholders concurrently with the accompanying proxy statement. We anticipate that these materials will first be made available to stockholders on or about March 30, 2016. You may also access our 2015 Annual Report on Form 10-K, which we have filed with the Securities and Exchange Commission, on our website at http://www.airleasecorp.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 4, 2016: Our Proxy Statement and Annual Report are available online at http://www.proxyvote.com

By Order of the Board of Directors,

Carol H. Forsyte
 Executive Vice President, General Counsel, Corporate
Secretary and Chief Compliance Officer
Los Angeles, California
March 17, 2016

2016 Proxy Statement | Air Lease Corporation |

Proxy Statement Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement and our Annual Report on Form 10-K before voting.

2015 Financial Highlights

REVENUES
$1.2B
+16.4% vs. 2014

38% CAGR
$0.3B
$0.7B
$0.9B
$1.1B
$1.2B
2011
2012
2013
2014
2015

ASSETS
$12.4B
+15.6% vs. 2014

25% CAGR
$5.1B
$7.3B
$9.2B
$10.7B
$12.4B
2011
2012
2013
2014
2015

ADJ. NET INCOME*
$508.0M
+15.8% vs. 2014

40% CAGR
$131.7M
$252.7M
$338.7M
$438.6M
$508.0M
2011
2012
2013
2014
2015

ADJ. DILUTED EPS*
$4.64
+15.1% vs. 2014

34% CAGR
$1.46
$2.40
$3.16
$4.03
$4.64
2011
2012
2013
2014
2015

*
For reconciliation to GAAP, see Appendix A
2016 Proxy Statement | Air Lease Corporation | i

2015 Business Highlights

Aircraft Activity.    During 2015, we purchased and took delivery of 51 aircraft and sold 24 aircraft, ending the year with a total of 240 owned aircraft, all of which were leased, with a net book value of $10.8 billion. We leased and managed aircraft to a globally diversified customer base comprised of 90 airlines in 50 countries. As of December 31, 2015, the weighted average lease term remaining of our operating lease portfolio was 7.2 years and the weighted average of our fleet was 3.6 years.

Signed Leases, Lease Extensions and Letters of Intent.    During 2015, we signed 120 aircraft lease agreements, lease extensions and letters of intent to lease aircraft with 46 customers across 35 countries. As a result, the minimum future rental payments that our airline customers have committed to us have increased to $20.9 billion from $16.5 billion in the prior year. This includes $8.9 billion in contracted minimum rental payments on the 240 aircraft in our existing fleet and $12.0 billion in minimum future rental payments on the 127 aircraft that we have ordered from the manufacturers which will deliver between 2016 and 2021.

Aircraft Sales.    We profitably sold 24 aircraft from our operating lease portfolio for proceeds of $784.7 million, recording gains of $33.9 million, exceeding our 2015 goal. In addition, in December 2015, we entered into an agreement to sell our fleet of 25 ATR turboprop aircraft, comprised of 20 delivered aircraft and five undelivered aircraft, to Nordic Aviation Capital A/S ("NAC"). As of December 31, 2015, one aircraft had been transferred to NAC and the remaining 19 delivered aircraft were held for sale. We expect the sale of the 19 aircraft held for sale and the five undelivered aircraft to be completed in 2016.

Increased New Order Pipeline.    We entered into commitments to acquire 70 additional aircraft from Airbus and Boeing. We now have 389 aircraft on order from Airbus, Boeing and ATR through 2023, making us one of the world's largest customers for new commercial jet aircraft.

Productivity.    In 2015, our revenue per employee was approximately $16.5 million and our adjusted net income per employee was approximately $6.9 million.

Expanded Our Management Business.    We expanded the number of aircraft under management by 71% in 2015 to 29 aircraft compared to 17 aircraft in the prior year.

ii | Air Lease Corporation | 2016 Proxy Statement

Executive Compensation Highlights

Our executive compensation program is designed to attract, retain and motivate the highest caliber executives in the aircraft leasing industry by offering a comprehensive compensation program that is attractive enough to entice and retain successful senior executives. We also believe it is important that our compensation program attract the most talented of executive who is experienced and capable of managing our aircraft fleet with a small team to help drive our profitability. At the end of 2015, we had total assets of $12.4 billion and we had 74 total employees. We believe that the ratio of employees to total assets compares favorably to other companies in capital-intensive businesses.

Our executive compensation program also is designed to reward our executives for contributing to the achievement of our annual and long-term objectives. We set robust goals to align performance based compensation with the creation of long-term value for our stockholders. We also believe that our directors and employees ownership of our stock is critical to alignment with our stockholders. Our 74 employees along with our independent directors collectively own 10% of the Company.

  •
  In an effort to better understand our investors' perspective regarding our executive compensation program, we engaged in stockholder outreach in late 2015 and early 2016. While we regularly communicate with our stockholders, we contacted our large stockholders to specifically discuss our compensation philosophy and program. The compensation committee considered our stockholders views when making decisions about 2015 compensation and in structuring the 2016 compensation program.

  •
  We continued to enhance our executive compensation program in response to evolving compensation practices and feedback from our stockholder engagement efforts. In response to comments regarding the levels of cash compensation paid to our named executive officers, we reduced the amount of our senior officers' cash compensation by replacing long-term cash deferred bonuses with time-vesting restricted stock units beginning in 2016. Our Chairman and Chief Executive Officer and our President and Chief Operating Officer waived their contractual right to receive the new 2016 cash deferred bonuses and instead received time-vesting restricted stock units.

  •
  Beginning in 2015 and continuing in 2016, the compensation committee reset the beginning per share book value for the 2015 and 2016 Book Value RSUs grants to the actual book value per share on December 31, 2014 for the 2015 grant and December 31, 2015 for the 2016 grant. The Company's per share book value must steadily increase from December 31st for the shares to vest.

  •
  The compensation committee also exercised its discretion and reduced the amount payable under the 2015 annual cash performance bonuses to reflect the impact of a litigation settlement by the Company. Absent the reduction, the weighted payout would have resulted in a Company Performance Factor of 200% instead of 130%. The Company Performance Factor of 130% was used to calculate all of our officers' bonuses. Notably, the bonuses for our named executive officers were reduced by $3.6 million as a result of the reduction.

  •
  We also continued to expand our disclosure regarding the Company's compensation program to provide greater transparency.
2016 Proxy Statement | Air Lease Corporation | iii

Proposals to be Voted On

The following proposals will be voted on at the Annual Meeting of Stockholders.

		For more Information	Board Recommendation
Proposal 1: Election of eight directors		Pages 12 to 20	✓ For Each Nominee
Matthew J. Hart	John L. Plueger
Cheryl Gordon Krongard	Ian M. Saines
Marshall O. Larsen	Ronald D. Sugar
Robert A. Milton	Steven F. Udvar-Házy
Proposal 2: Ratification of appointment of independent registered public accounting firm		Page 21	✓ For
Proposal 3: Advisory vote to approve named executive officer compensation		Page 22	✓ For

iv | Air Lease Corporation | 2016 Proxy Statement

Air Lease Corporation
2000 Avenue of the Stars, Suite 1000N
Los Angeles, California 90067
(310) 553-0555

Proxy Statement for the 2016 Annual Meeting of Stockholders

General Information

When and where is the Annual Meeting being held?

The Annual Meeting will be held on Wednesday, May 4, 2016, at 7:30 a.m., Pacific time, at Century Plaza Towers, 2029 Century Park East, Concourse Level, Conference Room A, Los Angeles, California 90067.

What is the purpose of this Proxy Statement?

The Board of Directors is providing you with this Proxy Statement to solicit your voting proxy for the Annual Meeting. It provides you with information to help you decide how you want your shares to be voted at the Annual Meeting. This Proxy Statement, the Notice of Annual Meeting and a form of proxy are first being made available to stockholders on or about March 30, 2016.

Who can vote at the Annual Meeting?

Holders of record of the 102,829,369 shares of our Class A Common Stock outstanding on March 14, 2016, which is the "record date" for the Annual Meeting, are entitled to one vote for each share held. There is no cumulative voting.

Who is a "holder of record"?

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered a "holder of record". If your shares are held in a brokerage account, by a financial institution or by another holder of record, you are considered the "beneficial owner" of the shares, and they are considered held in "street name".

What is the quorum requirement for the Annual Meeting?

For stockholders to take action at the Annual Meeting, a majority of the shares of our Class A Common Stock outstanding on the record date must be present or represented at the Annual Meeting. Abstentions and broker non-votes are counted for this purpose.

2016 Proxy Statement | Air Lease Corporation | 1

What is a broker non-vote?

A broker non-vote occurs when a broker does not receive voting instructions from a beneficial owner and does not have discretionary authority under applicable rules to vote on a proposal. At the Annual Meeting, we understand that brokers have discretionary authority to vote only on the proposal to ratify the appointment of our independent registered public accounting firm.

How do I cast my vote?

Holders of record may vote by mail, telephone or the Internet. Holders of record may also vote in person at the Annual Meeting. If you are a beneficial owner, your broker should send you voting instructions. Beneficial owners who want to attend and vote in person at the Annual Meeting will need to obtain a legal proxy from their broker and present it with their ballot.

How can I change my vote?

Holders of record can revoke a prior proxy vote by submitting a later-dated proxy, by voting in person at the Annual Meeting, or by sending a letter to our Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement so that it arrives no later than the close of business on May 3, 2016. If you are a beneficial owner, you will need to contact your broker to obtain instructions on how to change your vote.

Who are the proxies?

The named proxies for the Annual Meeting are Steven F. Udvar-Házy and Carol H. Forsyte, and they will follow all properly submitted voting instructions. They will vote as the Board of Directors recommends as to any submitted instructions that do not direct how to vote on any item of business, and will vote in their judgment on any other matters properly presented at the Annual Meeting.

What are the votes required to approve the proposals?

Election of Directors.    The Company's Bylaws provide that to be elected, a director nominee will be elected to the Board of Directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election at the Annual Meeting. Abstentions and broker non votes will have no effect on the outcome of the director election.

Ratification of Appointment of KPMG as our Independent Registered Public Accounting Firm.    The affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG LLP. Abstentions will have the same effect as a vote "Against" the proposal.

Advisory Vote to Approve Named Executive Officer Compensation.    With regard to the stockholder advisory vote on executive compensation, the affirmative vote of the holders of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required for the advisory approval. Abstentions will have the same effect as a vote "Against" the proposal. Broker non-votes will have no effect on the outcome of the advisory vote. The results of this vote are not binding on the Board of Directors.

Are there any dissenters' rights available?

There are no rights of appraisal or other rights of dissenters with respect to any matter to be acted upon at the Annual Meeting.

2 | Air Lease Corporation | 2016 Proxy Statement

Who is paying the costs of soliciting proxies?

The Company is paying the costs of soliciting proxies on behalf of the Board of Directors. In addition to this Proxy Statement, our officers, directors and other employees may solicit proxies personally or in writing or by telephone for no additional compensation. We will, if requested, reimburse banks, brokers and other custodians and nominees for their reasonable expenses in providing these materials to their beneficial holders. We have hired D.F. King & Co., Inc., a professional advisory firm, to assist us in proxy solicitation. We will pay D.F. King & Co., Inc. $11,000 plus reimbursement of out-of-pocket expenses.

Who will serve as the inspector of the election?

We have engaged First Coast Results, Inc. to count the votes and act as an independent inspector of the election.

How can I obtain directions to be able to attend the meeting and vote in person?

You may request directions to the location of the Annual Meeting by sending a letter to our Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement.

2016 Proxy Statement | Air Lease Corporation | 3

Corporate Governance and Board Matters

Board of Directors

Our Board of Directors is currently composed of eight members: Matthew J. Hart, Cheryl Gordon Krongard, Marshall O. Larsen, Robert A. Milton, John L. Plueger, Ian M. Saines, Ronald D. Sugar and Steven F. Udvar-Házy. Our directors serve until their successors are duly elected and qualified at the stockholders' annual meeting each year. Certain information regarding our directors is set forth below in Proposal 1: Election of Directors. There are no family relationships among any of our directors or executive officers.

Our Board of Directors held five meetings in 2015. Each of the directors standing for re-election at the Annual Meeting attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which he or she served. We expect but do not require our directors to attend the annual meeting of stockholders each year. All of our directors who stood for election at the 2015 annual meeting other than Mr. Saines attended that meeting.

Director Independence

Each director will qualify as "independent" pursuant to the New York Stock Exchange (the "NYSE") listing standards only if our Board of Directors affirmatively determines that he or she has no material relationship with us, either directly or as a partner, stockholder or officer of an organization that has a relationship with us. Accordingly, our Board of Directors has affirmatively determined that six of our eight current directors, Mr. Hart, Ms. Krongard, Mr. Larsen, Mr. Milton, Mr. Saines and Dr. Sugar, were independent in accordance with the NYSE rules during the periods in 2015 and 2016 that they served as directors of our Board of Directors. Mr. Milton serves as our lead independent director. Messrs. Udvar-Házy and Plueger are not independent because they are employees of the Company.

Executive Sessions of Non-Employee Directors

As part of the Board of Directors' regularly scheduled meetings, the non-employee directors meet in executive session. Any non-employee director can request additional executive sessions. Mr. Milton, as lead independent director, schedules and chairs the executive sessions.

Committees of the Board of Directors

Our Board of Directors has three standing committees: an audit committee, a compensation committee and a nominating and corporate governance committee. Our Board of Directors has determined that each of these committees is composed solely of independent directors under the applicable NYSE rules. Our Board of Directors has adopted a charter for each committee that is available on our website at www.airleasecorp.com.

Audit Committee

Our audit committee consists of Messrs. Hart, Milton and Saines. Mr. Hart is the Chairman of the audit committee. Our audit committee's duties include, but are not limited to, monitoring (1) the integrity of the financial statements of the Company, (2) the independent registered public

4 | Air Lease Corporation | 2016 Proxy Statement

accounting firm's qualifications and independence, (3) the performance of our internal audit function and independent registered public accounting firm, (4) our compliance with legal and regulatory requirements and (5) our overall risk profile. Our audit committee is a separately designated standing audit committee as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.

Our audit committee must at all times be composed exclusively of directors who are "financially literate" as defined under the NYSE listing standards. The audit committee also must have at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting or other comparable experience or background that results in the individual's financial sophistication, and who qualifies as an "audit committee financial expert," as defined under the rules and regulations of the Securities and Exchange Commission ("SEC"). Our Board of Directors has determined that each member of our audit committee is financially literate and is an "audit committee financial expert. In addition to being "independent" under NYSE rules, each member of our audit committee also meets the independence requirements of the SEC for purposes of serving on an audit committee.

Our audit committee held four meetings in 2015.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Messrs. Milton, Hart, and Larsen and Dr. Sugar. Mr. Milton is the Chairman of the nominating and corporate governance committee. Our nominating and corporate governance committee monitors the implementation of sound corporate governance principles, practices and risks and will, among other things: (1) identify individuals believed to be qualified to become a member of our Board of Directors and select or recommend candidates for all directorships to be filled, (2) annually review and recommend changes, as appropriate, to our corporate governance guidelines and (3) oversee the evaluation of our Board of Directors. Our nominating and corporate governance committee also reviews and approves all related party transactions in accordance with our policies with respect to such matters.

Our nominating and corporate governance committee held four meetings in 2015.

Compensation Committee

Our compensation committee consists of Dr. Sugar, Ms. Krongard and Mr. Milton. Dr. Sugar is the Chairman of the compensation committee. Our compensation committee has overall responsibility for evaluating, and approving or recommending, all of our compensation plans, policies and programs as they affect the executive officers, including the Chief Executive Officer, as well as overseeing the evaluation of management and succession planning for executive officer positions and to review risk exposures related to its areas of responsibility. The compensation committee also oversees preparation of the compensation discussion and analysis to be included in our annual proxy statement, recommends to the Board of Directors whether to so include the compensation discussion and analysis and provides an accompanying report to be included in our annual proxy statement.

The compensation committee has engaged Exequity LLP ("Exequity"), a nationally recognized independent compensation consultant, to provide advice with respect to compensation decisions for the non-employee directors of our Board of Directors and our executive officers.

2016 Proxy Statement | Air Lease Corporation | 5

In addition to being "independent" under NYSE rules, each member of our compensation committee also qualifies as a "non-employee director" under SEC rules and as an "outside director" under Section 162(m) of the Internal Revenue Code for purposes of serving on a compensation committee.

Our compensation committee held five meetings in 2015.

The Board of Directors' Role in Risk Oversight and Board Leadership Structure

The Board of Directors has delegated risk oversight responsibilities to the audit committee, except for risks relating to executive compensation. In accordance with its charter, the audit committee is responsible for monitoring the Company's policies and practices with respect to risk assessment and risk management. The audit committee periodically meets with our senior executives to discuss, among other things, material risks to our business. The audit committee also periodically meets with representatives of our independent registered public accounting firm. The Chairman of the audit committee reports to the full Board of Directors regarding material risks as deemed appropriate.

The compensation committee provides oversight with respect to risks that may arise from our compensation arrangements and policies. This is accomplished on an ongoing basis through the compensation committee's review and approval of specific arrangements and policies to ensure that they are consistent with our overall compensation philosophy and our business goals. The compensation committee periodically discusses any risk-related concerns with senior management and with its independent compensation consultant. The Chairman of the compensation committee will report to the full Board of Directors regarding any material risks as deemed appropriate. In view of this oversight and based on our ongoing assessment, we do not believe that our present employee compensation arrangements, plans, programs or policies are likely to have a material adverse effect on the Company.

The Board of Directors believes that its governance structure supports the Board's role in risk oversight. Independent directors chair each of the Board committees responsible for risk oversight. The Company has a lead independent director who facilitates communication between management and directors, and all directors are involved in the review of key enterprise risks. Our Board of Directors has determined that the combined role of Chairman and Chief Executive Officer provides strong and unambiguous leadership in our relationship-driven industry, appropriately balanced by independent oversight of management through the presence of our lead independent director and the governance structure of our Board of Directors described above.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time been one of our officers or employees. None of our executive officers serves, or in the past year has served, as a member of the board of directors or the compensation committee of any entity that has one or more executive officers who serve on our Board of Directors or compensation committee.

6 | Air Lease Corporation | 2016 Proxy Statement

Corporate Governance Guidelines and Code of Business Conduct

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines to assist the Board of Directors in the exercise of its duties and responsibilities and to serve the best interests of the Company and our stockholders. The Guidelines are intended to serve as a flexible framework for the conduct of the Board of Directors' business and not as a set of legally binding obligations. The Guidelines describe the Board of Directors' responsibilities, the qualification criteria for serving as a director, and standards for the conduct of meetings and establishing and maintaining committees. The Guidelines also confirm that the directors will have full and free access to officers and employees of the Company and have authority to retain independent advisors as necessary and appropriate in carrying out their activities. In addition, the Guidelines establish frameworks for director compensation, director orientation and continuing education, and an annual evaluation of the Board and its committees and of the Guidelines. Finally, the Guidelines charge the compensation committee with oversight of management evaluation and succession, and detail the Company's policies regarding confidentiality and communications between our Board of Directors and the press and media on matters pertaining to the Company. Our Corporate Governance Guidelines are available on our website at www.airleasecorp.com.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that applies to all of our directors, employees and officers. Among other things, the Code of Business Conduct and Ethics is intended to ensure fair and accurate financial reporting, to promote ethical conduct and compliance with applicable laws and regulations, to provide guidance with respect to the handling of ethical issues, to foster a culture of honesty and accountability and to deter wrongdoing. It also requires disclosure to us of any situation, transaction or relationship that may give rise to any actual or potential conflict of interest. Such conflicts must be avoided unless approved by our nominating and corporate governance committee. The Code of Business Conduct and Ethics prohibits our employees, officers and directors from taking, or directing a third party to take, a business opportunity that is discovered through the use of our property. A copy of our Code of Business Conduct and Ethics is available on our website at www.airleasecorp.com.

Certain Relationships and Related Person Transactions

In accordance with our written Related Person Transaction Policy, the nominating and corporate governance committee must review and approve or ratify any transaction in which the amount involved exceeds $120,000 if any of our directors, director nominees, executive officers, beneficial owners of more than 5% of our Class A Common Stock, or any of their respective immediate family members, has a direct or indirect material interest. Certain limited types of related person transactions are deemed to be pre-approved by the nominating and corporate governance committee even if the amount involved exceeds $120,000. In addition, the Chairman of the nominating and corporate governance committee has been delegated the authority to approve or ratify any related person transaction if the amount involved is expected to be less than $1 million. Out of an abundance of caution, the nominating and corporate governance committee will sometimes review and approve or ratify transactions with a related person or an entity affiliated with a related person, even if the related person does not have a direct or indirect material interest in the transaction.

2016 Proxy Statement | Air Lease Corporation | 7

From January 1, 2015 to May 30, 2015, Commonwealth Bank of Australia beneficially owned more than 5% of our Class A Common Stock. During that time the Company had a Master Servicing Agreement dated October 25, 2013 ("Master Servicing Agreement") with Commonwealth Bank of Australia and/or its subsidiaries (collectively "Commonwealth Bank").

Under the Master Servicing Agreement during the period from January 1, 2015 to May 30, 2015, we managed on behalf of Commonwealth Bank the leasing and remarketing of aircraft for subsequent leases or for sale. For these services Commonwealth Bank paid us a percentage of the rent for the aircraft and a percentage of the proceeds if the aircraft was sold. During the period from January 1, 2015 to May 30, 2015, we managed 12 aircraft for Commonwealth Bank consisting of various Airbus and Boeing aircraft types and Commonwealth Bank paid approximately $400,000 in fees for our services. All of the services that we provided under the Master Servicing Agreement with Commonwealth Bank had been approved or ratified in accordance with our Related Person Transaction Policy.

Consideration of Director Candidates

Our nominating and corporate governance committee is responsible for identifying and evaluating director candidates based on the perceived needs of the Board of Directors at the time. Among other attributes, our nominating and corporate governance committee will consider a director candidate's diversity of background and personal experience. In this context, diversity may encompass a candidate's educational and professional history, community or public service, expertise or knowledge base and certain unique personal characteristics, as well as the candidate's race, ethnicity, national origin and gender. The nominating and corporate governance committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates, and a candidate's background and personal experience, while important, does not necessarily outweigh other attributes or factors the nominating and corporate governance committee considers in evaluating candidates.

The most important characteristic of any director candidate is his or her ability to faithfully represent the interests of our stockholders. Other important qualities include the candidate's integrity, judgment and independence of thought; an absence of conflicting time commitments; financial literacy; leadership experience; and a fit of abilities and personality that helps build an effective, collegial and responsive Board of Directors. Any stockholder may recommend a director candidate for our nominating and corporate governance committee to consider by submitting the candidate's name and qualifications to us in care of the Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement. Director candidates recommended by a stockholder are considered in the same manner as any other candidates, although the nominating and corporate governance committee may prefer candidates who are personally known to the existing directors and whose reputations are highly regarded. Our nominating and corporate governance committee has not retained professional search firms to assist it in recruiting potential director candidates.

Our bylaws provide that stockholders of record seeking to nominate candidates for election as directors at our annual meeting of stockholders (or to bring other business before our annual meeting of stockholders) may do so by providing timely notice of their intent in writing. To be timely, the notice from the stockholder of record must be delivered to the Secretary at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of the prior year's annual meeting. Our bylaws also specify certain requirements as to the form and content of the necessary notice. For more information, see the section below titled Stockholder Proposals and Director Nominations for our 2017 Annual Meeting of Stockholders.

8 | Air Lease Corporation | 2016 Proxy Statement

Communications with the Board of Directors

Stockholders and any other interested parties who wish to communicate with the Board of Directors or an individual director, including our lead independent director, may send a letter to the Secretary at the address for our principal executive office listed on the cover page of this Proxy Statement. The mailing envelope must contain a clear notation indicating that the enclosed letter is a "Board Communication" or "Director Communication". All such letters must clearly state the author's interest in the Company and whether the intended recipients are all members of the Board of Directors or just certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Director Compensation

Our Board of Directors sets non-employee director compensation based on recommendations from the compensation committee. Messrs. Udvar-Házy and Plueger do not receive separate compensation for their service on our Board of Directors. The compensation committee's independent compensation consultant assists in obtaining market information and designing various aspects of our compensation program for the directors.

With respect to 2015, we provided the non-employee members of our Board of Directors with an annual retainer in the amount of $80,000 payable in quarterly installments. In addition, the Chairmen of our compensation committee and nominating and corporate governance committee each received an additional annual retainer of $20,000, while the other members of our compensation committee and nominating and corporate governance committee each received an additional annual retainer of $10,000. The Chairman of our audit committee received an additional annual retainer of $35,000, while the other members of the audit committee each received an additional annual retainer of $15,000. Our lead independent director received an additional annual retainer of $50,000. As a matter of policy each director could elect to have his or her retainer paid in cash or shares of our Class A Common Stock, or a combination thereof. During 2015 two of our directors elected to have one or more quarterly retainer fees paid in shares of our Class A common stock. We reimbursed directors for travel and lodging expenses incurred in connection with their attendance at meetings. We also have entered into agreements with each of our non-employee directors to provide them with indemnification and advancement of expenses to supplement that provided under our certificate of incorporation and bylaws, subject to certain requirements and limitations.

Each non-employee director who joins our Board of Directors receives an initial grant of restricted stock units ("RSUs") to be settled in shares of our Class A Common Stock ("Initial Director Grant") with an aggregate value of $180,000. Thereafter, each year our non-employee directors receive an annual RSU award to be settled in shares of Class A Common Stock (the "Annual Director Grant") with an aggregate value of $120,000.

The value of all grants of RSUs is based on the closing price of our Class A Common Stock on the date of grant. All RSUs awarded to our non-employee directors vest in full on the first anniversary of the grant date, and if the Board of Directors service of such a director terminates for any reason, other than a change in control, the RSUs will vest on a daily prorated basis according to the number of days between the grant date and the termination of service, divided by 365. If the service terminates following a change in control, the RSUs will vest in full. Effective May 7, 2014, the Initial Director Grants and the Annual Director Grants were, or will be, made pursuant to the Air Lease Corporation 2014 Equity Incentive Plan or any successor plan.

2016 Proxy Statement | Air Lease Corporation | 9

Effective January 1, 2015, each director may defer the receipt of his or her Annual Director Grant shares beyond the one year vesting period. Annually directors may elect to defer his or her shares until separation from service. A director may also elect a deferral period of five years or ten years from the date of grant, provided that shares will be distributed upon a separation from service, a change of control or at death, if earlier than the elected deferral date.

On May 6, 2015, each non-employee director received an Annual Director Grant.

Director Compensation Summary

The following table sets forth compensation paid to or earned by the individuals who served as non-employee directors of our Company during 2015.

Name	Fees earned or paid in cash ($)(1)	Stock Awards ($)(2)	Total ($)
Mr. Hart	$125,000	$120,000	$245,000
Ms. Krongard(3)	$90,000	$120,000	$210,000
Mr. Larsen	$90,000	$120,000	$210,000
Mr. Milton	$175,000	$120,000	$295,000
Mr. Saines(4)	$95,000	$120,000	$215,000
Dr. Sugar	$110,000	$120,000	$230,000

(1)
Fees Earned or Paid in Cash: The amount shown for each non-employee director is composed of his or her annual retainer fees and committee and/or Chairmanship fees. During 2015, Ms. Krongard and Mr. Saines elected to receive all or a portion of their annual cash retainer or other cash fees in the form of shares of Class A Common Stock, rounded down to the nearest whole share. See footnotes 3 and 4 below, respectively.

(2)
Stock Awards: On May 6, 2015, each of the non-employee directors was granted an Annual Director Grant of RSUs covering 3,076 shares. There were no other outstanding equity awards for our non-employee directors on December 31, 2015.

The dollar amounts shown for these stock awards reflect $39.00 per share which is the grant date fair value of one share of Class A Common Stock computed in accordance with GAAP. Each RSU represents a contingent right to receive one share of our Class A Common Stock.

(3)
Ms. Krongard elected to receive shares of Class A Common Stock in lieu of her annual cash retainer or other cash fees as follows: 575 shares at $39.07 per share on February 26, 2015 and 576 shares at $39.00 per share on May 6, 2015.

(4)
Mr. Saines elected to receive shares of Class A Common Stock in lieu of his annual cash retainer or other cash fees as follows: 607 shares at $39.07 per share on February 26, 2015; 608 shares at $39.00 per share on May 6, 2015 and 714 shares at $33.26 per share on November 4, 2015.
10 | Air Lease Corporation | 2016 Proxy Statement

Director Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for all non-employee directors. Each non-employee director has five years from the time he or she becomes subject to these guidelines to achieve ownership of Class A Common Stock equivalents with an aggregate market value equal to three times the amount of the then current cash retainer fee for service on our Board of Directors. For a non-employee director, Class A Common Stock equivalents are shares of Class A Common Stock personally owned by the director, shares of Class A Common Stock underlying vested RSUs awarded to a director and shares of Class A Common Stock underlying unvested RSUs awarded to a director that are subject to time-vesting only. All directors have met or exceeded the guidelines as set forth in the table below.

Target Ownership			Actual Ownership

Current Outside Director Annual Cash Retainer Fee	Multiple of Annual Retainer	Multiple Expressed in Dollars	Director	Multiple of Annual Retainer	Value of Shares held by Director*

$ 80,000	3x	$ 240,000	Mr. Hart	11x	$ 848,109
			Ms. Krongard	7x	$ 572,561
			Mr. Larsen	4x	$ 335,121
			Mr. Milton	22x	$1,793,709
			Mr. Saines	8x	$ 677,365
			Dr. Sugar	26x	$2,108,909

*
Based on the closing price of the Company's Class A Common Stock on March 14, 2016.
2016 Proxy Statement | Air Lease Corporation | 11

Items of Business

Proposal 1: Election of Directors

At the Annual Meeting, the Board of Directors is recommending to stockholders that Mr. Matthew J. Hart, Ms. Cheryl Gordon Krongard, Mr. Marshall O. Larsen, Mr. Robert A. Milton, Mr. John L. Plueger, Mr. Ian M. Saines, Dr. Ronald D. Sugar and Mr. Steven F. Udvar-Házy each be elected as a director to serve for a one-year term ending at the 2017 annual meeting of stockholders. Each of the nominees named below is currently a director and was elected at the Annual Meeting held on May 6, 2015. Each nominee has consented to be nominated and has agreed to serve as a director if elected. Should any of these individuals become unable to serve as a director prior to the Annual Meeting, the proxies for the Annual Meeting will, unless otherwise directed, vote for the election of such other individual as the Board of Directors may recommend, unless the Board in its discretion reduces the number of directors.

Under our Bylaws, a director nominee will be elected to the Board of Directors if the votes cast for such nominee's election exceed the votes cast against such nominee's election at the Annual Meeting. Abstentions and broker non-votes will have no effect on the outcome of the director election.

The Board of Directors recommends that you vote "FOR" the election to the Board of Directors of each of the eight nominees.

12 | Air Lease Corporation | 2016 Proxy Statement

A summary of each nominee's principal occupation, recent professional experience, directorships at other public companies for at least the past five years, and certain other qualifications, is provided below:

Matthew J. Hart Retired President and Chief Operating Officer of Hilton Hotels Corporation Age: 63 Director since May 2010

Board Committees

  •
  Audit

  •
  Nominating and Corporate Governance

Other Public Company Directorships

  •
  American Airlines Group Inc.

  •
  Trustee, American Homes 4 Rent

Mr. Hart served as President and Chief Operating Officer of Hilton Hotels Corporation, a global hospitality company, from May 2004 until the buyout of Hilton by a private equity firm in October 2007. Mr. Hart also served as Executive Vice President and Chief Financial Officer of Hilton from 1996 to 2004. Prior to joining Hilton, Mr. Hart served as the Senior Vice President and Treasurer of The Walt Disney Company and Executive Vice President and Chief Financial Officer for Host Marriott Corp. He was a director of US Airways Group, Inc. from 2006 until its December 2013 merger with American Airlines Group Inc. (formerly AMR Corporation) and of B. Riley Financial, Inc. from July 2009 until October 2015.

Qualifications:

Mr. Hart possesses significant executive experience in the hotel industry and currently serves on the board of directors of a major U.S. airline. Mr. Hart provides our Board of Directors with an important combination of management, airline industry and financial expertise. His past experience as the chief financial officer of two Fortune 500 companies, and his current service on the audit committees of two other public companies, make him instrumental in helping our Board of Directors implement business and financial strategy.

2016 Proxy Statement | Air Lease Corporation | 13

Cheryl Gordon Krongard Private Investor Age: 60 Director since December 2013

Board Committee

  •
  Compensation

Other Public Company Directorships

  •
  Legg Mason, Inc.

Ms. Krongard is engaged in private investment activities. Ms. Krongard was a senior partner of Apollo Management, L.P., a private investment company, from January 2002 to December 2004. From 1994 to 2000, she served as the Chief Executive Officer of Rothschild Asset Management and as Senior Managing Director for Rothschild North America. Additionally, she served as a director of Rothschild North America, Rothschild Asset Management, Rothschild Asset Management BV, and Rothschild Realty Inc. and as Managing Member of Rothschild Recovery Fund. Ms. Krongard also served as a director of US Airways Group, Inc. from 2003 until its December 2013 merger with American Airlines Group Inc. (formerly AMR Corporation). Ms. Krongard was elected a lifetime governor of the Iowa State University Foundation in 1997 and has served as Chairperson of its Investment Committee. She also is a member of the Deans Advisory Council, Iowa State University College of Business.

Qualifications:

Ms. Krongard brings substantial asset management expertise and leadership experience serving as a senior executive at large, complex asset management organizations. Her strategic planning experience and airline experience gained as a director of a public company is a key resource to our Board of Directors for financial investments and business strategy.

14 | Air Lease Corporation | 2016 Proxy Statement

Marshall O. Larsen Former Chairman, President and Chief Executive Officer of Goodrich Corporation Age: 67 Director since May 2014

Board Committee

  •
  Nominating and Corporate Governance

Other Public Company Directorships

  •
  Becton, Dickinson and Company

  •
  Lowe's Companies, Inc.

  •
  United Technologies Corporation

Mr. Larsen served as Chairman, President and Chief Executive Officer of Goodrich Corporation, a supplier of systems and services to the aerospace and defense industry, from 2003 until his retirement in July 2012 when the company was acquired by United Technologies Corporation. He was elected as President and Chief Operating Officer of Goodrich in February 2002, and as a director in April 2002. From 1995 through January 2002, Mr. Larsen served as Executive Vice President of Goodrich and President and Chief Operating Officer of Goodrich Aerospace division of Goodrich. Mr. Larsen joined Goodrich in 1977. Mr. Larsen is a former director of the Federal Reserve Bank of Richmond and former Chairman of the U.S. Aerospace Industries Association. He is active in numerous community activities and is a member of the Krannert School of Management Advisory Board, Purdue University.

Qualifications:

Mr. Larsen brings substantial business and leadership experience as the chairman and chief executive officer of a publicly-traded company for nine years including insights in governance, regulatory and management issues facing public companies. His in-depth knowledge of the aerospace industry and the conditions that affect the industry significantly benefits the discussions of our Board of Directors.

2016 Proxy Statement | Air Lease Corporation | 15

Robert A. Milton Former Chairman and Chief Executive Officer of ACE Aviation Holdings, Inc. Age: 55 Director since April 2010

Board Committees

  •
  Audit

  •
  Compensation

  •
  Nominating and Corporate Governance

Other Public Company Directorships

  •
  United Continental Holdings, Inc.

Mr. Milton was the Chairman and Chief Executive Officer of ACE Aviation Holdings, Inc., a holding company for Air Canada and other aviation interests ("ACE") from 2004 until June 2012. He also was the President of ACE from 2004 until 2011. Mr. Milton was also the Chairman of Air Canada until December 2007. He held the position of President and Chief Executive Officer of Air Canada from August 1999 until December 2004 and was a director of AirAsia Berhad from June 2013 to June 2015. Mr. Milton is a former director of US Airways Group, Inc. He is a member of the board of directors of the Smithsonian National Air & Space Museum. Mr. Milton served as Chair of the International Air Transport Association's Board of Governors from 2005 to 2006. He is one of the past Chairmen of the Georgia Tech Advisory Board and currently serves as a Trustee of the Georgia Tech Foundation.

Qualifications:

Mr. Milton's extensive experience in the aviation industry, including his many years with Air Canada, provides our Board of Directors with deep industry experience. Our Board of Directors has benefited from Mr. Milton's many relationships in the aircraft manufacturing, aircraft leasing and airline industries. Mr. Milton's management experience and understanding of the aircraft leasing industry make him an ideal choice to act as our lead independent director.

16 | Air Lease Corporation | 2016 Proxy Statement

John L. Plueger President and Chief Operating Officer of Air Lease Corporation Age: 61 Director since April 2010

Other Public Company Directorships

  •
  Spirit AeroSystems Holdings, Inc.

Mr. Plueger has served as our President and Chief Operating Officer since March 2010. Mr. Plueger has more than 28 years of aviation industry and aircraft leasing experience, 23 of which were with International Lease Finance Corporation ("ILFC") where he served as acting Chief Executive Officer from February 2010 to March 2010, as President and Chief Operating Officer from 2002 to February 2010 and on its board of directors from 2002 to 2010. Mr. Plueger's professional experience also includes testifying before the U.S. House of Representatives as an aircraft leasing industry expert witness as well as responding to European Commission formal inquiries concerning aerospace industry related mergers and acquisitions. Mr. Plueger is a Certified Public Accountant and is an FAA Airline Transport Pilot with type ratings on multiple jet aircraft and single/multi engine and instrument instructor ratings. Mr. Plueger is a member of the board of directors of the Smithsonian National Air and Space Museum, a member of the Pepperdine University Board of Regents and also serves on the board of directors of the Wings Club.

Qualifications:

Mr. Plueger has more than 28 years of aviation industry and aircraft leasing experience, providing our Board of Directors with an in-depth understanding of our business. His many years of business, financial, accounting, managerial and executive experience in our industry make him an invaluable member of our Board of Directors.

2016 Proxy Statement | Air Lease Corporation | 17

Ian M. Saines Chief Executive, Funds Management Challenger Limited Age: 53 Director since June 2010

Board Committee

  •
  Audit

Other Public Company Directorships

  •
  None

Mr. Saines is Chief Executive, Funds Management of Challenger Limited, an Australian investment management firm. From December 2013 to March 2, 2015 he was engaged in private investment activities. From December 2008 to December 2013, Mr. Saines was employed by Commonwealth Bank of Australia in the role of Group Executive of the Institutional Banking and Markets Division. At Commonwealth Bank of Australia as a member of the bank's senior executive committee, Mr. Saines was responsible for managing Commonwealth Bank's relationships with major corporate, government and investor clients and providing a full range of capital raising, transactional and risk management products and services. Prior to joining Commonwealth Bank of Australia in May 2004, Mr. Saines was a Management Committee member of Zurich Capital Markets Asia, the investment banking arm of the Zurich Financial Services Group. He previously held various senior roles with Bankers Trust Australia Limited and was also employed by the Reserve Bank of Australia. He is currently a director of the American Australian Association Limited. Mr. Saines is a Fellow of the Australian Institute of Company Directors (FAICD).

Qualifications:

Mr. Saines brings to our Board of Directors a wealth of experience in commercial banking and deep knowledge of financial risk management. He provides our Board of Directors with key insights with respect to financial products, the financial markets, capital raising activities and the management of a large, complex business.

18 | Air Lease Corporation | 2016 Proxy Statement

Ronald D. Sugar Retired Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation Age: 67 Director since April 2010

Board Committees

  •
  Compensation

  •
  Nominating and Corporate Governance

Other Public Company Directorships

  •
  Amgen Inc.

  •
  Apple Inc.

  •
  Chevron Corporation

Dr. Sugar was Chairman of the Board and Chief Executive Officer of Northrop Grumman Corporation, a global aerospace and defense company, from 2003 until 2010 and President and Chief Operating Officer from 2001 until 2003. He was President and Chief Operating Officer of Litton Industries, Inc. from 2000 until the company was acquired by Northrop Grumman in 2001. He was earlier Chief Financial Officer of TRW Inc. He is also a senior adviser to Ares Management LLC, Bain & Company and Northrop Grumman Corporation. He is a trustee of the University of Southern California, board of visitors member of the University of California, Los Angeles Anderson School of Management, past Chairman of the Aerospace Industries Association, and a member of the National Academy of Engineering.

Qualifications:

Dr. Sugar has significant executive experience in the global aerospace business. In addition to drawing on Dr. Sugar's in-depth executive and financial experience in related industries, our Board of Directors also benefits from Dr. Sugar's current experience as a board member of three Fortune 500 companies. He has particularly useful experience with risk oversight, advanced technology, and a deep understanding of legislative and regulatory processes.

2016 Proxy Statement | Air Lease Corporation | 19

Steven F. Udvar-Házy Chairman and Chief Executive Officer of Air Lease Corporation Age: 70 Director since February 2010

Other Public Company Directorships

  •
  SkyWest, Inc. (Lead Director)

Mr. Udvar-Házy has served as our Chairman and Chief Executive Officer since our launch in February 2010. In 1973, Mr. Udvar-Házy co-founded the aircraft leasing business that became ILFC and from 1973 to February 2010 served as Chairman and Chief Executive Officer of ILFC. ILFC became a subsidiary of American International Group, Inc. in 1990. Mr. Udvar-Házy is an FAA Airline Transport Pilot with type ratings on multiple jet aircraft and has over 30 years of experience flying jet aircraft.

Qualifications:

Mr. Udvar-Házy brings extensive industry, managerial and leadership experience to our Board of Directors. With more than 40 years of aviation industry experience, Mr. Udvar-Házy provides our Board of Directors with a critical understanding and appreciation of our business and the know-how to craft and execute on our business and strategic plans. He is the founder, and a substantial stockholder, of our Company.

The Board of Directors recommends a vote FOR election of all the Directors set forth above.

20 | Air Lease Corporation | 2016 Proxy Statement

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Our audit committee has appointed KPMG LLP as our independent registered public accounting firm to audit our financial statements for 2016. During 2015, KPMG served as our independent public accounting firm and provided certain other audit-related services. Representatives of KPMG are expected to attend the Annual Meeting, be available to respond to appropriate questions and, if they desire, make a statement.

This is a non-binding vote. If KPMG's appointment is not ratified, the audit committee will reconsider whether to retain KPMG, but still may retain KPMG. Even if the appointment is ratified, the audit committee, in its discretion, may change the appointment at any time during the year if it determines that such a change would be appropriate.

Approval of the ratification of KPMG as our independent registered public accounting firm for 2016 requires the affirmative vote of a majority of shares of Class A Common Stock present or represented, and entitled to vote thereon, at the Annual Meeting. Abstentions will have the same effect as a vote "Against" the proposal.

The Board of Directors recommends that you vote FOR the ratification of KPMG LLP as our independent registered public accounting firm for 2016.

2016 Proxy Statement | Air Lease Corporation | 21

Proposal 3: Advisory Vote to Approve Named Executive Officer Compensation

We are seeking an advisory vote from our stockholders to approve our named executive officer compensation as disclosed in the section below titled Executive Compensation. Notwithstanding the majority of votes in favor of holding the advisory vote on named executive officer compensation every three years at the 2012 annual meeting of stockholders, the Board of Directors decided to hold the advisory vote every year in response to the significant number of shares voted in favor of an annual vote and a desire to adopt what is now perceived to be a governance best practice. Our named executive officers include Mr. Udvar-Házy, our Chairman and Chief Executive Officer, and Mr. John Plueger, our President and Chief Operating Officer and the three other executive officers named in the tables that appear in the Executive Compensation section below.

Our executive compensation program is designed to attract, motivate and retain the most talented individuals in the aircraft leasing business and to create long-term value for our stockholders. The compensation committee and our Board of Directors believe that the program has been successful in accomplishing these objectives as reflected by our strong financial performance in 2015.

The combination of a competitive base salary and bonus, and the potential for even greater rewards as a stockholder, has helped us assemble and retain a formidable management team and focus them on growing the value of the Company over the long term. We believe having a small, but highly experienced and motivated senior management team is essential to the success of the Company and provides us with an important competitive advantage.

Stockholders are urged to read the section titled Executive Compensation—Compensation Discussion and Analysis set forth below, which contains a detailed description of how our compensation program implements our compensation philosophy.

We are asking our stockholders to vote FOR the following advisory resolution:

  RESOLVED, that the stockholders of Air Lease Corporation approve, on an advisory basis, the compensation paid to its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K under the Securities Exchange Act of 1934, as amended, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth below in the section titled Executive Compensation.

This is a non-binding vote and is being provided as required pursuant to Section 14A of the Securities Exchange Act. The compensation committee and our Board of Directors will continue to review the voting results in connection with their regular evaluation of our compensation program. They also will continue to consider any input from our major stockholders throughout the year in connection with their annual evaluation.

Approval of this advisory vote requires the affirmative vote of a majority of shares of Class A Common Stock present or represented, and entitled to vote thereon, at the Annual Meeting. Abstentions will have the same effect as a vote "Against" the proposal. Broker non-votes will have no effect on the outcome of the advisory vote.

The Board of Directors recommends that you vote FOR the advisory resolution to approve our named executive officer compensation.

22 | Air Lease Corporation | 2016 Proxy Statement

Executive Compensation

Compensation Discussion and Analysis ("CD&A")

Executive Summary

Air Lease Corporation is a leading aircraft leasing company that was founded by aircraft leasing pioneer Steven F. Udvar-Házy in February 2010. In April 2011 we completed our initial public offering. Our executive compensation program is designed to address some of the unique challenges associated with being a company that requires a small number of extraordinary and talented individuals with industry experience to manage and lead a capital-intensive business. We do this by tying compensation to the achievement of performance goals that promote the creation of stockholder value and by designing compensation to retain our high-caliber executives in a competitive market. In addition, our 74 employees along with our independent directors collectively own 10% of the Company. We believe that this significant ownership by our employees and directors also helps ensure that we are aligned with the interests of our stockholders and that our compensation program drives sustainable growth.

Financial Highlights

Our strategy of purchasing new commercial jet aircraft directly from the aircraft manufacturers and leasing those aircraft to airlines throughout the world has led to consistent growth of our Company and strong financial results. We experienced another year of record asset, revenue and profitability growth as reflected in our key operating metrics.

REVENUES	ADJ. NET INCOME(1)

ASSETS	ADJ. DILUTED EPS(1)

(1)
For reconciliation to GAAP, see Appendix A
2016 Proxy Statement | Air Lease Corporation | 23

Revenues.    In 2015, total revenues increased by 16.4% to $1.22 billion, compared to 2014. Our total revenues were comprised of rental revenues on our operating lease portfolio of $1.17 billion and aircraft sales, trading and other revenue of $48.3 million.

Assets.    During the year ended December 31, 2015, total assets increased by 15.6% to $12.4 billion, compared to 2014.

Adjusted Net Income.    Excluding the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items including litigation expenses, net of recoveries, we generated adjusted net income of $508.0 million for the year ended December 31, 2015 compared to $438.6 million for the year ended December 31, 2014, an increase of $69.4 million or 15.8%. Adjusted net income is a measure of financial and operational performance that is not defined by GAAP.

In our Proxy Statement Summary and this CD&A we refer to Adjusted Net Income and Adjusted Diluted EPS (earnings per share), which are non-GAAP financial measures. Adjusted Net Income and Adjusted Diluted EPS have been adjusted to exclude the effect of certain non-cash items, one-time or non-recurring items, such as litigation expenses, that are not expected to continue in the future and certain other items. Appendix A to this Proxy Statement contains a reconciliation of these non-GAAP measures to our audited GAAP financial statements.

Operational Highlights

Aircraft Activity.    During 2015, we purchased and took delivery of 51 aircraft and sold 24 aircraft, ending the year with a total of 240 owned aircraft, all of which were leased, with a net book value of $10.8 billion. We leased and managed aircraft to a globally diversified customer base comprised of 90 airlines in 50 countries. As of December 31, 2015, the weighted average lease term remaining of our operating lease portfolio was 7.2 years and the weighted average of our fleet was 3.6 years.

Signed Leases, Lease Extensions and Letters of Intent.    During 2015, we signed 120 aircraft lease agreements, lease extensions and letters of intent to lease aircraft with 46 customers across 35 countries. As a result, the minimum future rental payments that our airline customers have committed to us have increased to $20.9 billion from $16.5 billion in the prior year. This includes $8.9 billion in contracted minimum rental payments on the 240 aircraft in our existing fleet and $12.0 billion in minimum future rental payments on the 127 aircraft that we have ordered from the manufacturers which will deliver between 2016 and 2021.

Aircraft Sales.    We profitably sold 24 aircraft from our operating lease portfolio for proceeds of $784.7 million, recording gains of $33.9 million, exceeding our 2015 goal. In addition, in December 2015, we entered into an agreement to sell our fleet of 25 ATR turboprop aircraft, comprised of 20 delivered aircraft and five undelivered aircraft, to Nordic Aviation Capital A/S ("NAC"). As of December 31, 2015, one aircraft had been transferred to NAC and the remaining 19 delivered aircraft were held for sale. We expect the sale of the 19 aircraft held for sale and the five undelivered aircraft to be completed in 2016.

Increased New Order Pipeline.    We entered into commitments to acquire 70 additional aircraft from Airbus and Boeing. We now have 389 aircraft on order from Airbus, Boeing and ATR through 2023, making us one of the world's largest customers for new commercial jet aircraft.

Expanded Our Management Business.    We expanded the number of aircraft under management by 71% in 2015 to 29 aircraft compared to 17 aircraft in the prior year.

24 | Air Lease Corporation | 2016 Proxy Statement

For a comprehensive discussion of our financial results, please review our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, which was filed with the SEC on February 25, 2016.

Return to Stockholders

CUMULATIVE STOCKHOLDER RETURN
AIR LEASE vs S&P 400 MIDCAP

The chart below illustrates the returns we delivered to our stockholders from 2013 through 2015 as compared to the S&P 400 MidCap index over the same time frame. Since 2013, the S&P 400 MidCap index increased by 43.2%, a compound annual growth rate ("CAGR") of approximately 12.7%, while our Total Shareholder Return increased 57.6%, a compound annual growth rate of approximately 16.4%. Air Lease outperformed the S&P 400 MidCap index for this period.

The chart below illustrates the returns we delivered to our stockholders from 2013 through 2015 as compared to our Chief Executive Officer's compensation (as reported in the Total column of the Summary Compensation Table) over the same time frame. Since 2013, total compensation for our CEO has increased by 29.9%, a compound annual growth rate of approximately 9.1%, while Total Stockholder Return increased 57.6%, a compound annual growth rate of approximately 16.4%.

CUMULATIVE STOCKHOLDER RETURN
AND CEO COMPENSATION

2016 Proxy Statement | Air Lease Corporation | 25

Air Lease's Executive Compensation Practices

Another important objective of our executive compensation program is to incorporate pay and governance best practices, as highlighted below.

What We Do

Compensation Practice	Air Lease Policy
Pay for Performance	Pay more than 72% of our named executive officers' total direct 2015 compensation in performance based compensation

Double-Trigger Change in Control	Implemented double-trigger change in control provisions for all equity awards granted since February 2014 requiring a qualifying termination event for accelerated vesting

Severance Benefits	Provide moderate and reasonable severance benefits no greater than three times base salary and target annual bonus

Use of Equity Incentives	Manage the use of equity incentives conservatively with a net equity burn rate over the last year of less than 0.4%

Tally Sheets	Review tally sheets when making executive compensation decisions

Stock Ownership Guidelines	Require all executive officers to hold Company stock equal to multiplier of annual salary (6x for CEO, 3x for President and 1x for other executive officers) and require our executive officers to retain 50% of the after-tax profits realized for Company equity incentive awards until stock ownership guidelines are met

Mitigate undue risk	Assess annually our incentive programs and practices for material risk

Independent Compensation Consultant	Use a compensation consultant engaged by our compensation committee who does not provide any other services to the Company

Clawback Policy	Voluntarily adopted a clawback policy to permit recoupment of incentive pay in the event of certain restatement of financial statements

Annual "Say-on-Pay"	Elected to seek annual advisory vote on named executive officer compensation despite stockholder support for a vote every three years

Engage with Investors about Compensation	Conducted stockholder outreach to better understand our investors views on our executive compensation program

26 | Air Lease Corporation | 2016 Proxy Statement

What We Don't Do

Compensation Practice	Air Lease Policy
Hedging	Don't allow our executive officers or directors to hedge Company securities or otherwise engage in short-term speculative transactions

Pledging	Don't allow our executive officers or directors to pledge Company securities

Tax Gross-ups	Don't provide 280G or other tax gross-ups

Dividend or Dividend Equivalents on Performance Awards	Don't pay dividends or accrue dividend equivalents on unearned equity awards

Re-price Stock Options	Don't allow re-pricing or exchanging stock options without stockholder approval

Pension Benefits	Don't provide pension benefits

Highlights of our 2015 CEO Compensation

CEO Target Cash Pay • Retain key talent • Provide a degree of financial certainty	No change in CEO annual salary since 2010 No change in CEO annual incentive bonus targets since 2011

Annual Cash Incentives • Drive the achievement of key business results on an annual basis	Ambitious performance tied to operating performance measures Performance measures for 2015 are higher as compared to 2014

Equity Incentive Awards • Directly tie CEO compensation to the interests of our stockholders • Reward achievement of long-term objectives • Attract and retain key talent	100% of our CEO's equity incentive awards are performance based

•

Performance measure for 50% of the 2015 award is based on our total stockholder return compared to that of the S&P 400 for a 3-year period

•

Performance measure for 50% of the 2015 award is based on our annual book value increases

Pay For Performance	75% of our CEO's 2015 direct compensation was performance based

Robust Share Ownership Requirement	6 times CEO annual salary

2016 Proxy Statement | Air Lease Corporation | 27

Highlights of Stockholder Outreach and Compensation Program Changes

Stockholder Outreach	We contacted our large stockholders to specifically discuss our compensation philosophy and program

The compensation committee considered our stockholders' views when making decisions about 2015 compensation and in structuring the 2016 compensation program

Reduced the Amount of Senior Officers' Cash Compensation	We reduced the amount of our senior officers' cash compensation by replacing long-term cash deferred bonuses with time-vesting restricted stock units beginning in 2016

Our Chairman and Chief Executive Officer and our President and Chief Operating Officer waived their contractual right to receive the new 2016 cash deferred bonuses and instead received time-vesting restricted stock units

Reset Book Value RSU	We reset the beginning per share book value for the 2015 and 2016 Book Value RSU grants to the actual book value per share on December 31, 2014 for the 2015 grant and December 31, 2015 for the 2016 grant

Reduced 2015 Annual Bonuses	The compensation committee exercised its discretion and reduced the amount payable under the 2015 annual cash performance bonuses The Company Performance Factor was reduced to 130% from 200%

Enhanced Disclosure	We continued to expand our disclosure regarding the Company's compensation program to provide greater transparency

28 | Air Lease Corporation | 2016 Proxy Statement

Stockholder Outreach on Executive Compensation

In an effort to better understand our investors' perspective regarding our executive compensation program, we engaged in stockholder outreach in late 2015 and early 2016. While we regularly communicate with our stockholders, we contacted our large stockholders to specifically discuss our compensation philosophy and program. We asked for feedback on our compensation program and disclosure about the program in our proxy statement. In some cases, we clarified how our program worked or explained certain elements of our program, including explaining why the Company does not have a peer group to benchmark compensation. We discussed that the Company operates in a highly specialized industry with a small number of companies, most of which are foreign, private or are subsidiaries of large companies. As a result of these companies' status, benchmarking information is very limited. Over the past two years, the Company also has discussed its executive compensation program with each of the primary proxy advisory firms.

We then discussed the feedback with our compensation committee and the committee's independent compensation consultant as the committee prepared to make decisions about 2015 compensation and the 2016 compensation program. The compensation committee also discussed the feedback with its independent compensation consultant outside the presence of any Company management.

We regularly review and refine our compensation program so that it reflects practices and policies that align executive and stockholder interest and sound corporate governance practices, and we incorporated our stockholder feedback into this review. We discuss in this CD&A some of the recent changes and enhancements to our compensation program based in part on these discussions.

Stockholder Advisory Vote Approving Executive Compensation

Notwithstanding the majority of votes in favor of holding the advisory vote on named executive officer compensation every three years at the 2012 annual meeting of stockholders, the Board of Directors has decided to hold the advisory vote every year in response to the significant number of shares voted in favor of an annual vote and a desire to adopt what is now perceived to be a governance best practice. At the upcoming 2016 annual meeting, we again will provide our stockholders with the opportunity to approve, by a non-binding vote, executive compensation.

In May 2015 the advisory vote to approve named executive officer compensation ("compensation proposal") received the affirmative support of 70.5% of our stockholders represented at the meeting and entitled to vote on the matter. In evaluating our executive compensation program, our compensation committee considered the voting results for the compensation proposal, our stockholder outreach and other factors as discussed in this CD&A.

Compensation Program Overview and Objectives

Our executive compensation program is designed to attract, retain and motivate the highest caliber executives in the aircraft leasing industry by offering a comprehensive compensation program that is attractive enough to entice and retain successful senior executives. We also believe it is important that our compensation program attracts the highly talented executive who is experienced and capable of managing our aircraft fleet with a small team to help drive our profitability. At the end of 2015, we had total assets of $12.4 billion and we had 74 total employees. We believe that the ratio of employees to total assets compares favorably to other companies in capital-intensive businesses.

Our executive compensation program also is designed to reward our executives for contributing to achievement of our annual and long-term objectives. We set robust goals to align performance based compensation with the creation of long-term value for our stockholders. We also believe that

2016 Proxy Statement | Air Lease Corporation | 29

ownership of our stock is critical to alignment with our stockholders and our 74 employees along with our independent directors collectively own 10% of the Company.

Our compensation program includes fixed compensation elements that are very competitive in the marketplace, combined with performance-based elements that are designed to reward our executive officers named in the Summary Compensation Table on page 44 of this proxy statement (our "named executive officers" or "NEOs") for achieving results that derive value for our stockholders. In accordance with the rules of the SEC, our NEOs are Steven F. Udvar-Házy (our principal executive officer); Gregory B. Willis (our principal financial and accounting officer); and John L. Plueger, Jie Chen and Grant A. Levy, the three other most highly compensated executive officers who were serving as executive officers at the end of 2015.

This Compensation Discussion and Analysis should be read together with the executive compensation tables that follow, which disclose the compensation awarded to, earned by or paid to our NEOs with respect to 2015.

How We Determine Compensation

Role of the compensation committee.    The compensation committee is composed of Dr. Sugar, who serves as Chairman of the committee, Ms. Krongard, and Mr. Milton. The compensation committee oversees the design, administration and evaluation of our overall executive compensation program and recommends to the independent directors of the Board of Directors the total compensation for our Chairman and Chief Executive Officer and our President and Chief Operating Officer. It also approves the total compensation for the other NEOs. Each member of the compensation committee must be an independent, non-employee director, as those terms are defined in SEC, NYSE and Internal Revenue Service rules. Among other things, the compensation committee will at least annually:

  •
  Review and adjust (or recommend adjustments to) each NEO's compensation in order to ensure an appropriate mix of cash and equity, and an appropriate balance of fixed and at-risk compensation, in light of, among other factors, each individual's particular role and responsibilities, personal motivations, stock ownership exposure and wealth accumulation.

  •
  Consult with the compensation committee's independent consultant to help ensure that the total compensation paid to each NEO is appropriate in light of our compensation objectives, tax and accounting considerations and compensation best practices.

  •
  Consider specific input from stockholders on our executive compensation programs in the design of the next year's executive compensation program.

  •
  Design annual incentive awards with quantitative factors and qualitative milestones applicable to all our officers that further our overall business objectives, and approve award payouts based on performance actually achieved.

Role of Stockholder Input on Executive Compensation.    The compensation committee seeks stockholder input and considers it in making compensation decisions. For example, in response to comments regarding the levels of cash compensation paid to our named executive officers, we reduced the amount of their cash compensation by replacing long-term cash deferred bonuses with time vesting restricted stock units beginning in 2016. Our Chairman and Chief Executive Officer and our President and Chief Operating Officer waived their contractual right to receive 2016 cash deferred bonus grants and instead received time-vesting restricted stock units.

30 | Air Lease Corporation | 2016 Proxy Statement

Role of Management.    The compensation committee formulates its recommendation for the overall compensation of our Chairman and Chief Executive Officer without management participation. In addition, the committee recommends to the Board of Directors the overall compensation of our President and Chief Operating Officer with input from our Chief Executive Officer. Finally, the committee determines the overall compensation of our other NEOs with input from our Chief Executive Officer and Chief Operating Officer. None of our NEOs is present when his compensation is discussed by the committee. Our management administers all compensation and benefits programs, subject to the oversight of the committee. This delegation to management is strictly limited to implementation of the programs, and does not include any discretion to make material decisions regarding the overall executive compensation program.

Role of Independent Consultant.    The compensation committee has engaged Exequity as an independent consultant to provide advice with respect to compensation decisions for our executive officers. The independent consultant assists in evaluating our compensation objectives, obtaining market information, and designing various aspects of our compensation program. The independent consultant attends meetings of the committee by invitation, and committee members have direct access to the independent consultant without management involvement. The independent consultant will also consult with our senior executives as directed by the committee. The committee has the sole authority to hire and fire the independent consultant. In order to help ensure impartiality and objectivity, the committee requires that the independent consultant provide services only to the committee and not to management, absent specific committee approval. In 2015, Exequity did not perform any services unrelated to its committee engagement, including any separate work for our management or employees. The independence of Exequity has been evaluated in accordance with SEC and NYSE rules, and it has been determined that its work did not raise any conflicts of interest.

Peer Group and Benchmarking.    We operate in a highly specialized industry with a small number of other companies, most of which are foreign, private or are subsidiaries of other large companies. For that reason, the compensation committee believes it is not possible to develop a robust group of relevant peer companies against which to accurately benchmark our performance. The compensation committee has reconsidered this decision each year after carefully considering possible companies for a peer group.

Since 2012, the compensation committee's independent consultant has collected compensation information about similarly sized U.S.-based employers, including aircraft leasing companies and financial services firms. In 2015, the compensation committee expanded its review of such information when considering 2015 compensation decisions by purchasing additional industry specific compensation data. We use such information to supplement the collective knowledge and experience of our Board of Directors, senior executives and the consultant. Our compensation committee does not, however, make decisions primarily based on how our compensation practices compare to those of other companies. Our compensation decisions will continue to be guided by what we consider to be the amount and form of compensation that will best enable us to attract, motivate and retain the most talented executives and to focus them on the growth and long-term success of our business.

Risk Management

We believe that the best way to ensure our NEOs' and other employees' personal commitment to our long-term goals is to ensure that their financial rewards as stockholders will, over the long term, far outweigh any cash compensation they earn as employees. In this regard, the interests of our NEOs and our stockholders are strongly aligned. Our NEOs as a group beneficially own approximately 8.7% of our Class A Common Stock, and each NEO has made a meaningful personal investment in our stock.

2016 Proxy Statement | Air Lease Corporation | 31

In addition, our executive compensation program has been designed to discourage executives from taking unnecessary risks that could threaten the long-term interests of our company. As described in more detail in this CD&A, a significant portion of our incentive-based compensation has been tied to an increase in our book value, and not to metrics that may encourage risk-taking behavior focused on short-term results. Similarly, we have mitigated potential risk by subjecting regular annual equity awards granted since 2012 to performance-based vesting conditions. If the respective performance measures are achieved, awards tied to an increase in book value vest annually over three years and awards tied to total stockholder returns vest at the end of three years.

We have also capped our short and long-term incentive opportunities; there is no upside associated with performance-based RSUs that vest based on book value and the total stockholder return (TSR) RSUs are capped at 200% of target to limit potential payouts even in instances of superior performance. In addition, the annual bonuses of our Chief Executive Officer and our Chief Operating Officer are capped at 200% of target as set forth in their employment agreements. We also base executive rewards on a variety of internal performance measures (as explained below) so as to avoid an over reliance on any singular indicator of performance. Additionally, since 2012 half of our long-term incentive awards were based on stockholder returns relative to a broad index. We believe that these design safeguards align our executive incentives and corresponding payouts with stockholder value creation. Also annually, the compensation committee's independent consultant performs a compensation risk analysis. Our Board of Directors also adopted a clawback policy relating to incentive compensation, as described below as an additional safeguard.

Stock Ownership Guidelines.    We also believe that our executives' significant equity ownership in our Company aligns their long-term interests with those of our stockholders. Our Board of Directors has adopted stock ownership guidelines for our executive officers at the level of Executive Vice President or higher. Our Chief Executive Officer is required to own Class A Common Stock equivalents with an aggregate market value equal to six times his annual rate of salary. Our Chief Operating Officer is required to own Class A Common Stock equivalents with an aggregate market value equal to three times his annual rate of salary. As shown in the table below, both Mr. Udvar-Házy and Mr. Plueger beneficially own shares of our Class A Common Stock that far exceed their ownership requirements.

	Target Ownership		Actual Ownership

	Multiple of Base Salary	Multiple Expressed in Dollars	Multiple of Base Salary(1)	Value of Shares Held by Executive in Dollars(2)
Steven Udvar-Házy	6x	$10,800,000	91x	$164,327,660
John L. Plueger	3x	$ 4,500,000	15x	$ 22,001,338

1.
Based on 2016 Salary
2.
Based on the closing price of the Company's Class A Common Stock on March 14, 2016

Each of our other executive officers subject to these guidelines is required to own Class A Common Stock equivalents with an aggregate market value equal to at least his or her annual rate of salary. Messrs. Chen, Levy and Willis each own shares of our Class A Common Stock that exceed this requirement. In addition, our guidelines require executive officers to retain 50% of after tax profits realized from Company equity incentive awards until ownership guidelines are met. Class A Common Stock equivalents are shares of Class A Common Stock owned personally by an executive officer and shares of Class A Common Stock underlying unvested RSUs that are subject to time-vesting only. Each executive officer subject to these guidelines has five years from the time he or she becomes subject to the guidelines to achieve the required level of ownership.

No Hedging or Pledging.    The Company has an anti-hedging and pledging policy applicable to our directors and executive officers. These individuals are prohibited from engaging in hedging

32 | Air Lease Corporation | 2016 Proxy Statement

transactions such as short-term or speculative transactions in the Company's securities, including our Class A Common Stock. They also may not pledge their Company securities as collateral for a loan or in similar transactions.

Clawback Policy.    In February 2014 our Board of Directors adopted a clawback policy. The policy provides that we will require reimbursement of any incentive payments to an executive officer which was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the SEC, if our Board of Directors determines that the executive engaged in intentional misconduct that caused or substantially caused the need for a substantial restatement of financial results and a lower payment would have been made to the executive based on the restated financial results. In each such instance, we will to the extent practicable, seek to recover from the individual executive the amount by which the individual executive's incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results.

Elements of the Executive Compensation Program

We have four primary elements of our executive compensation program: annual compensation consisting of base salary, annual performance-based cash incentive bonuses, long-term equity incentive awards and long-term cash bonuses. In 2015, approximately 75% of our CEO's total compensation for these elements was performance-based and not guaranteed. His significant performance-based compensation coupled with his significant ownership of the Company's equity aligns his interests with the interests of our stockholders.

Annual Compensation

Annual compensation is delivered in cash with a substantial variable portion at risk and contingent on the successful accomplishment of pre-established performance measures.

Base Salary.    Base salary is the main "fixed" component of our executive compensation program, and it is aimed primarily at attracting and retaining the best possible executive talent. The relative levels of base salary for our NEOs are based on the particular responsibilities and expectations associated with each executive's position. Another factor that we consider extremely important is the experience of each NEO in our industry. We review salaries annually and consider possible merit increases, increases in connection with promotions and changes in responsibilities and market competitive factors.

None of our NEOs are guaranteed an annual salary increase. The base salaries of Messrs. Udvar-Házy and Plueger have remained unchanged since 2010 and are determined in accordance with their employment agreements. The base salaries of the other NEOs are determined by the compensation committee, with the input of Messrs. Udvar-Házy and Plueger and taking into consideration the objectives and philosophies of our overall executive compensation program, including market information.

2015 base salary percentage increases compared to 2014 are as follows:

Title	Increase % compared to 2014
Chairman and CEO	0%
President and COO	0%
Executive Vice President & Managing Director, Asia	<1%
Executive Vice President	<1%
Senior Vice President & Chief Financial Officer	11%

2016 Proxy Statement | Air Lease Corporation | 33

In determining Mr. Wills' base salary, the compensation committee took into account his performance in 2014 and market information.

Performance-Based Annual Cash Incentives.    We pay annual cash bonuses to drive the achievement of key business results for the year and to recognize individuals based on their contributions to those results. Each year the compensation committee establishes performance guidelines for bonus payments ("performance measures"). These performance measures are developed taking into account the Company's applicable fiscal year plan and its long-term strategy. These performance measures also take into account expectations regarding probability of achieving certain performance goals and include "stretch" goals that are supported by the business plan. Performance measures are set at the beginning of the performance period.

For 2015, the compensation committee developed the following performance measures for the payment of annual incentive awards to our NEOs:

Performance Measures	Component Weighting
Overall Revenue	20%
Pre-Tax Operating Margin	20%
Pre-Tax Return on Equity	20%
Dollar Value of Aircraft Added to our Fleet	20%
Strategic Objectives	20%

The 2015 strategic objectives required our NEOs to:

  •
  Execute on aircraft sales plan
  •
  Expand our aircraft management business
  •
  Add new airline customers
  •
  Continue to optimize specified internal processes

2015 Operating Performance Measures Compared to 2014.    The compensation committee also continued its practice of establishing more rigorous goals tied to increasingly ambitious operating performance measures. The table below shows the increase of 2015 goals at 'Target' and at 'Maximum' over 2014 performance goals.

Performance Measures	2015 Target	2014 Target	Increase	% Increase Target
Overall Revenue	$1,178	$1,003	$175	17.4%
Pre-Tax Operating Margin	34.8%	34.0%	0.8%	2.4%
Pre-Tax Return on Equity	14.1%	12.9%	1.2%	9.3%
Dollar Value of Aircraft Added to our Fleet	$2,749	$2,098	$651	31.0%

Average				15.0%

Performance Measures	2015 Maximum	2014 Maximum	Increase	% Increase Maximum
Overall Revenue	$1,213	$1,030	$183	17.8%
Pre-Tax Operating Margin	36.6%	34.8%	1.8%	5.2%
Pre-Tax Return on Equity	15.2%	14.0%	1.2%	8.6%
Dollar Value of Aircraft Added to our Fleet	$2,937	$2,240	$697	31.1%

Average				15.7%
34 | Air Lease Corporation | 2016 Proxy Statement

Measuring Performance at the End of the Year—Individual Opportunities.    Each NEO had the opportunity to earn his target award (a percentage of base salary) based on Company performance, as modified by an individual performance factor (determined by the Committee for 2015 to be between 0% and 120%), based on the achievement relative to individual performance goals. In the case of our Chief Executive Officer and our Chief Operating Officer, in no event can the award be in excess of 200% of target.

Measuring Performance at the End of the Year—Company Performance Factor.    In February 2015 when the compensation committee established the performance measures, it decided for this purpose to exclude the impact of resolving certain litigation pending at the time in determining if the pre-tax operating margin and pre-tax return on equity measures were met for 2015. At the time, the compensation committee did not know if or when the litigation might be resolved or the impact on the Company's 2015 performance of resolving the litigation. However, the compensation committee retained its discretion to reduce bonuses by reflecting the impact of a resolution of such litigation on those performance measures at the end of 2015. In April 2015, the Company settled the litigation for $72 million. In February 2016 the compensation committee exercised its discretion to take into account the full impact of the litigation settlement, less insurance recoveries, which, as discussed below, reduced the Company Performance Factor from 200% to 130%, reducing the amount of the annual cash bonuses.

Below is the formula for determining annual performance based cash bonuses:

Target Award × Company Performance Factor × Individual Performance Factor

2015 Performance Results.    The weighted earned payout based on company performance for 2015 (Company Performance Factor) was 130%, after reduction by the compensation committee. A summary of these performance measures as well as the related fiscal 2015 results are as follows (dollars in millions):

		2015		Fiscal 2015	Reduced
Performance Measure				Result	Interpolated	Component	Weighted

	Minimum	Target	Maximum	(Actual)	Payout	Weighting	Payout
Overall Revenues	$1,142	$1,178	$1,213	$1,223	200%	20%	40%
Pre-tax Operating Margin	33.0%	34.8%	36.6%	32.1%	0%	20%	0%
Pre-tax Return on Equity	13.0%	14.1%	15.2%	13.6%	49%	20%	10%
Dollar Value of Acquired Aircraft	$2,562	$2,749	$2,937	$3,008	200%	20%	40%
Strategic Goals	—	—	—	200%	200%	20%	40%

Total (Company Performance Factor)							130%

As discussed above, the compensation committee exercised its discretion and included the impact of a $72 million litigation settlement paid by the Company in determining if the pre-tax operating margin and pre-tax return on equity measures were met. If the compensation committee had not exercised its discretion, the Company's adjusted Pre-tax Operating Margin and adjusted Pre-tax Return on Equity would have exceeded the maximum goals. As a result, the weighted payout for all of the measures in the table above would have resulted in a Company Performance Factor of 200%. By including the impact of the litigation settlement, the Pre-tax Operating Margin minimum goal was not met and its weighted payout was zero and Pre-tax Return on Equity was slightly over the minimum goal resulting in a weighted payout of 10% and a Company Performance Factor of 130%.

The weighted earned payout of 130% reflects the Company's strong performance in 2015. Compared to 2014, the key drivers of our 2015 performance were overall revenues, which increased 16.4% and the dollar value of acquired aircraft, which increased 31.0%. Moreover, despite settling litigation, our pre-tax return on equity of 13.6% slightly exceeds our minimum goal of 13.0%.

2016 Proxy Statement | Air Lease Corporation | 35

With respect to our strategic objectives, the compensation committee quantitatively, and as applicable, qualitatively, assesses the Company's performance of its strategic objectives. Each quarter the Company reports to the compensation committee and the full Board of Directors on its progress with a full assessment by the compensation committee after year end. This year, the compensation committee determined that we exceeded all of our strategic goals.

Strategic Goal	Performance to Strategic Goal
Execute on aircraft sales plan	We exceeded our aircraft sales plan by profitably selling 24 aircraft during the year
Expand our aircraft management business	We expanded our fee-based aircraft management business and currently provide fee-based management services for 12 additional aircraft for a total of 29
Add new airline customers	We added 13 new airline customers
Continue to optimize specified internal processes	We continued to optimize internal processes, including launching phase 2 of our contracts management system and expanding the user base for record retentions systems

Individual 2015 Performance.    The compensation committee also considered the individual performance of each of the NEOs. It considered, among other things, their individual contributions to our strong financial results in 2015, contributions to longer-term growth in 2016 and beyond and leadership within the Company, including their ability to motivate and leverage a very small team of professionals.

After evaluating the Company's strong performance relative to the guidelines established at the beginning of 2015 and taking into account individual contributions in 2015, our compensation committee awarded Messrs. Chen, Levy and Willis annual cash performance bonuses in the amounts set forth below and our compensation committee recommended, and our independent Board of Directors approved, annual cash performance bonuses for Messrs. Udvar-Házy and Plueger in the amounts set forth below.

Name	Target Bonus	Corporate Factor	Individual Factor	Actual Bonus
Mr. Udvar-Házy	$1,800,000	130%	100%	$2,340,000
Mr. Plueger	$1,500,000	130%	100%	$1,950,000
Mr. Chen	$915,000	130%	105%	$1,248,975
Mr. Levy	$803,250	130%	105%	$1,096,436
Mr. Willis	$375,000	130%	120%	$585,000

Plans Applicable to our Annual Incentive Bonuses.    The 2013 Cash Bonus Plan provides for annual cash awards to our NEOs, other than our Senior Vice President and Chief Financial Officer, that recognize and reward the achievement of corporate performance goals and that are designed to qualify as performance-based compensation within the meaning of Section 162(m). Incentive awards are payable under the plan only if the Company has positive income before taxes for the period, and this requirement was met for the 2015 performance period. The total bonus pool cannot exceed 5% of the Company's total revenues, and in 2015 the bonus pool far exceeded actual payments.

36 | Air Lease Corporation | 2016 Proxy Statement

The annual cash bonuses for the Senior Vice President and Chief Financial Officer and other executive officers who are not NEOs are determined in accordance with the Company's other annual bonus plan.

Long-Term Equity Incentive Awards

Performance Awards—Book Value and TSR RSUs.    Consistent with our executive compensation objectives, the compensation committee believes that an important aspect of attracting and retaining exceptionally talented executives and aligning their interests with those of our stockholders is to provide performance-based equity incentive compensation. In determining the value of annual performance-based equity grants, the Committee considers the executive's total compensation, target cash, mix of long-term and short-term compensation and internal guidelines.

On February 24, 2015, we made long-term performance-based equity incentive awards to all of our NEOs as part of our planned equity grant cycle. Our compensation committee established an overall value for each executive officer, and applied a mix of 50% RSUs that vest based on attainment of book value goals (the "Book Value RSUs") and 50% RSUs that vest based on attainment of total stockholder return goals (the "TSR RSUs"). The compensation committee believes this mix creates a balanced incentive because the RSUs provide executives with the incentive to steadily increase the book value of the Company while seeking an overall increase in total stockholder return over a three-year period. Unlike grants in previous years, the compensation committee reset the beginning per share book value for the 2015 Book Value RSUs grants to the actual book value per share on December 31, 2014. The Company's per share book value must steadily increase from December 31, 2014 for the shares to vest. These awards were made under our 2014 Equity Incentive Plan. All RSUs awarded in 2015 are denominated in share units, each of which is equivalent to one share of Class A Common Stock, and are subject to performance conditions and time-vesting.

The degree to which TSR RSUs vest depends on performance over a three-year measurement period. The number of shares to be received at the end of the three-year performance period, which runs from January 1, 2015 through December 31, 2017, will depend on our ranking within the S&P 400 Mid-Cap Index as set forth in the table below. Results between the points in the table will be interpolated on a linear basis.

Actual TSR Percentile Ranking	Applicable Percentage
85th or higher	200%
70th	150%
55th	100%
40th	50%
below 25th	0%

Total stockholder return (TSR) is the change in price of a share of Class A Common Stock plus accumulated dividends over a specified period of time and is an indicator of management's achievement of long-term growth in stockholder value. Comparing the Company's TSR over a specified period of time to index companies' returns over the same period of time is an objective external measure of the Company's effectiveness in translating its results into stockholder returns. The compensation committee uses the TSR goals against the S&P 400 Mid-Cap Index as the compensation committee believes it represents a broad range of investment alternatives with similar market capitalization as our Company. The compensation committee also believes that tying a portion of our executive compensation to the stockholder returns of similarly capitalized companies emphasizes our pay-for-performance philosophy. As previously discussed, we operate in a highly

2016 Proxy Statement | Air Lease Corporation | 37

specialized industry with a finite number of other direct comparator companies, many of which are foreign, private or are subsidiaries of other companies. For that reason, the compensation committee believes it is not possible to develop a robust group of relevant peer companies against which to accurately benchmark our performance.

The chart below shows the February 24, 2015, long-term equity incentive awards to our NEOs in the form of Book Value RSUs and TSR RSUs, including the number of shares of Class A Common Stock underlying the awards at the time of grant:

	Number of Book Value RSUs	Target / Maximum Number of TSR RSUs
Mr. Udvar-Házy	46,902	46,901/93,802
Mr. Plueger	33,613	33,612/67,224
Mr. Chen	11,704	11,704/23,408
Mr. Levy	10,275	10,274/20,548
Mr. Willis	4,975	4,974/9,948

The Book Value RSUs generally vest in three equal installments over a three-year performance period, but only if the Company has met certain per share book value targets, as determined in accordance with GAAP, as of December 31, 2015, 2016 and 2017. The per share book value targets for the February 24, 2015 awards are $28.43 in the first year, $29.85 in the second year and $31.34 in the third year. If a specified target is not attained as of December 31 of the applicable year, the installment for such year will not vest and will expire as of such date.

The Company's December 31, 2015 per share book value was $29.44 and one-third of each of the February 24, 2015, February 25, 2014 and February 25, 2013 Book Value RSUs vested. The underlying shares were released and issued in accordance with their terms on February 25, 2016.

On February 25, 2016, vesting of 119% of TSR RSUs that were granted on February 23, 2013 occurred as the percentile ranking within the S&P 400 Mid-Cap Index at the end of the three year performance period on December 31, 2015 was 61%. If the Company's actual TSR was 85% or higher, the NEOs as a group had an opportunity to acquire 99,167 shares with a value of $2.9 million. Last year, the TSR RSUs had a partial vesting of 55% because the TSR ranking was 42%, and the NEOs as a group forfeited the opportunity to acquire 181,775 shares with a value on February 26, 2015 of $7.1 million.

Time-Vesting RSUs—Bonus Awards.    On March 4, 2015, we made long-term equity incentive awards to two of our NEOs consisting of time-vesting RSUs that vest annually in three equal installments from the date of grant. Mr. Chen received 4,000 time-vesting RSUs and Mr. Willis received 8,000 time-vesting RSUs. The grants were made to recognize their contributions for certain major transactions in 2014. All awards were made under our 2014 Equity Incentive Plan. On March 4, 2016, one third of each NEO's time-vesting RSUs vested.

Long-Term Equity Cash Bonuses

Retention Bonuses.    Because we believe the Company's continued success depends on each of Messrs. Udvar-Házy and Plueger remaining with the Company for the term of their employment agreements, each of them is eligible for a retention bonus for service completion upon completion of the three year term of their employment agreements, ending on June 30, 2016. A description of the employment agreements is set forth in the section titled Executive Compensation—Employment Agreements and Arrangements and Potential Payments upon Termination or Change in Control.

38 | Air Lease Corporation | 2016 Proxy Statement

Deferred Bonuses.    Since our inception we have paid cash bonuses to our employees under our Amended and Restated Deferred Bonus Plan. The purpose of the plan is to provide retention incentives that are time-vesting and based on amounts already earned, thereby providing a balance against our incentives that are tied to uncertain, future performance. Under the plan, our employees have an opportunity to receive a cash bonus in an amount equal to a percentage of the aggregate amount of base salary and annual and other short-term cash bonus compensation paid with respect to a particular year. The deferred bonus will generally vest upon the second anniversary of the end of the year with respect to which the award was made, provided that the employee is still employed by us on a full-time basis on that date.

Until February 2016, our executive officers participated in our Amended and Restated Deferred Bonus Plan. Each executive received a cash payout in the amount set forth below for deferred bonuses granted in February 2014 and vested on December 31, 2015. In February 2015, we granted deferred bonuses in the amounts set forth in the table below, which will vest on December 31, 2016.

	Amount Paid— Vested Award 2014-2015(2)		2015-2016 Grant
Mr. Udvar-Házy	$456,840	(1)	$469,800
Mr. Plueger	$380,700	(1)	$391,500
Mr. Chen	$246,881		$259,003
Mr. Levy	$185,626		$196,439
Mr. Willis	$67,085		$83,875

1.
Under their employment agreements, Messrs. Udvar-Házy and Plueger have a right to receive a deferred cash bonus in an amount equal to 9% of his aggregate amount of base salary and annual and other short term cash bonus compensation paid with respect to a particular year.
2.
Vested on December 31, 2015 and paid in January 2016.

In February 2016, in response to evolving compensation practices and stockholder comments regarding the levels of cash compensation paid to our named executive officers, the compensation committee reduced the amount of our executive officer's cash compensation opportunities, including for each of our NEOs, by replacing cash deferred bonuses with long-term equity incentives consisting of time vesting RSUs.

Other Compensation

Retirement Programs.    We maintain a 401(k) savings plan for our employees and, under the terms of the plan, will make matching contributions in amounts equal to 116% of up to 6% of the contributions made by each of Messrs. Udvar-Házy, Plueger, Chen, and Levy and equal to 75% of up to 6% of the contributions made by Mr. Willis.

Benefits and Perquisites.    Our NEOs generally receive the same healthcare benefits as our other employees. Mr. Udvar-Házy has additional benefits under his employment agreement, including our payment of premiums for a $5.0 million term life insurance policy payable to his beneficiaries. Similarly, we pay Mr. Plueger's premiums for a $2.0 million term life insurance policy payable to his beneficiaries. In addition, we pay the premiums for Messrs. Udvar-Házy, Plueger, Chen, Levy and Willis under our group term life insurance program, in which all of our employees participate.

Personal Use of Company Aircraft.    The Board of Directors adopted a travel policy that requires the Chairman and Chief Executive Officer and the President and Chief Operating Officer to use, to the maximum extent practicable, Company-owned aircraft for personal use as well as business travel. In

2016 Proxy Statement | Air Lease Corporation | 39

2015, the incremental cost of Mr. Udvar-Házy's and Mr. Plueger's personal use of Company aircraft was approximately $98,218 and $51,391, respectively.

2016 Executive Compensation Program

The same key elements of our executive compensation program are applicable in 2016 other than deferred cash bonuses. In determining 2016 targeted compensation, the compensation committee considered, among other things, its compensation survey results and compared the proposed 2016 compensation to 2015 targeted compensation for each NEO.

Annual Compensation

Base Salary.    Messrs. Udvar-Házy's and Plueger's base salary did not change. In 2016, the compensation committee increased base salaries for our other NEOs as follows: Mr. Chen, $7,000 to $922,000, Mr. Levy $6,750 to $810,000 and Mr. Willis $35,000 to $535,000. In determining Mr. Wills' base salary, the compensation committee took into account his performance in 2015 and market information.

Annual Cash Incentives.    Subject to the achievement of key business results for 2016, we plan to pay annual cash incentives for 2016 to recognize individuals based on their contributions to those results. Similar to last year, the compensation committee developed the following 2016 performance-based guidelines for the payment of annual incentive awards to our NEOs:

Performance Measures	Component Weighting
Overall Revenue	20%
Pre-Tax Operating Margin	20%
Pre-Tax Return on Equity	20%
Dollar Value of Aircraft Added to our Fleet	20%
Strategic Objectives	20%

Long-Term Equity Incentive Awards

In February 2016, we made long-term equity incentive awards to each of our NEOs consistent with the process and similar to formulation used in 2015 (the "February 2016 Awards"). The grant-date value of the February 2016 Award to our Chairman and CEO had the same grant-date value as the annual equity award made to him in 2015. These long-term equity incentive awards were in the form of Book Value RSUs and TSR RSUs. The compensation committee continues to believe that this mix of Book Value RSUs and TSR RSUs creates a balanced incentive because the RSUs provide the executives the incentive to steadily increase the book value of the Company while seeking an overall increase in TSR over a three-year period. The compensation committee, as it did with last year's grant, reset the beginning per share book value for the 2016 Book Value RSUs grants to the actual book value per share on December 31, 2015. The Company's per share book value must steadily increase from December 31, 2015 for the shares to vest. Because the Company is a capital-intensive business (acquiring and leasing commercial aircraft), the book value, which is the Company's assets minus its liabilities, is an important measure of the Company's value. All awards were made under our 2014 Equity Incentive Plan.

40 | Air Lease Corporation | 2016 Proxy Statement

The chart below shows the number of shares of Class A Common Stock underlying the February 2016 Awards at the time of grant:

	Number of Book Value RSUs	Target / Maximum Number of TSR RSUs
Mr. Udvar-Házy	59,438	59,438/118,876
Mr. Plueger	42,597	42,597/85,194
Mr. Chen	15,180	15,180/30,360
Mr. Levy	13,131	13,130/26,260
Mr. Willis	6,980	6,980/13,960

Long-Term Cash Bonuses Changed to Long-Term Equity Incentives

Since our inception, all of our employees were eligible to participate in our Amended and Restated Deferred Bonus Plan and receive long-term cash bonuses. The purpose of the plan is to provide retention incentives that are time-vested and based on amounts already earned, thereby providing a balance against our incentives that are tied to uncertain, future performance. Under the plan, our employees have an opportunity to receive a cash bonus in an amount equal to a percentage of the aggregate amount of base salary and annual and other short-term cash bonus compensation paid with respect to a particular year. The deferred bonus will generally vest upon the second anniversary of the end of the year with respect to which the award was made, provided that the employee is still employed by us on a full-time basis on that date.

In response to evolving compensation practices and stockholder comments regarding the levels of cash compensation paid to our named executive officers, the compensation committee reduced the amount of their cash compensation opportunities, including for each of our NEOs, by replacing cash deferred bonuses with long-term equity incentives consisting of time-vesting restricted stock units. Beginning in 2016, instead of a long-term cash bonus, we made long-term equity incentive awards to our executive officers consisting of time-vesting RSUs that cliff vest (100%) on December 31, 2017, if the executive officer is still employed by the Company. We determined the value of the time-vesting RSUs using the same criteria used to determine long-term cash bonuses. Under their employment agreements, Messrs. Udvar-Házy and Plueger have a right to receive a deferred cash bonus in an amount equal to 9% of his aggregate amount of base salary and annual and other short-term cash bonus compensation paid ("annual cash compensation") with respect to a particular year. They agreed to waive this right and received time-vesting RSUs with a grant date value of 9% of their respective 2015 annual cash compensation.

The 2016 time-vesting RSU grants are set forth below:

Number of RSUs Granted(1)
Mr. Udvar-Házy	13,073
Mr. Plueger	10,894
Mr. Chen	6,340
Mr. Levy	5,663
Mr. Willis	2,833

1.
Time-vesting RSUs were made under our 2014 Equity Incentive Plan on February 24, 2016 and vest on December 31, 2017.
2016 Proxy Statement | Air Lease Corporation | 41

Tax and Accounting Considerations

Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a federal income tax deduction for public companies for compensation in excess of $1.0 million paid for any fiscal year to the chief executive officer and the three other most highly compensated executive officers (other than the chief financial officer) unless the compensation qualifies as performance-based. Certain qualified performance-based compensation is not subject to the deduction limit. The Book Value RSUs, the TSR RSUs and the annual cash bonuses granted in 2015 to executive officers subject to Section 162(m) are expected to be tax deductible. Although tax consequences are considered in its compensation decisions, the compensation committee has not adopted a policy that all compensation must be deductible. Rather, the compensation committee gives priority to the overall compensation objectives discussed above.

Section 409A of the Code imposes an excise tax on the recipient of certain non-qualified deferred compensation. The compensation committee attempts to structure all executive compensation to comply with, or be exempt from, Section 409A.

The Company accounts for stock-based compensation in accordance with FASB ASC Topic 718, which requires the Company to recognize compensation expense for share-based payments (including stock options and other forms of equity compensation). FASB ASC Topic 718 is taken into account by the compensation committee when determining equity based compensation awards.

42 | Air Lease Corporation | 2016 Proxy Statement

Compensation Committee Report

Management has prepared the Compensation Discussion and Analysis set forth above. The compensation committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis with the Company's management. Based on this review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Dr. Ronald D. Sugar, Chairman
Cheryl Gordon Krongard
Robert A. Milton

2016 Proxy Statement | Air Lease Corporation | 43

Executive Compensation Tables

Summary Compensation Table

The following table summarizes compensation paid to or earned by our NEOs during the fiscal years ended December 31, 2015, 2014 and 2013.

Name and principal position	Year	Salary ($)	Bonus ($)(1)	Stock awards* ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All other compensation ($)(4)	Total ($)
Steven F. Udvar-Házy	2015	1,800,000	456,840	4,316,339	2,340,000	166,754	9,079,933
Chairman and Chief	2014	1,800,000	347,328	3,897,384	3,420,000	209,717	9,674,429
Executive Officer	2013	1,800,000	526,291	3,376,861	3,276,000	142,934	9,122,086
John L. Plueger	2015	1,500,000	380,700	3,093,352	1,950,000	88,890	7,012,942
President and Chief	2014	1,500,000	258,552	2,793,105	2,850,000	80,373	7,482,030
Operating Officer	2013	1,500,000	410,561	2,412,042	2,730,000	70,242	7,122,845
Jie Chen	2015	914,167	246,881	1,229,799	1,248,975	31,261	3,671,083
Executive Vice President &	2014	905,596	228,500	1,063,983	2,141,502	30,191	4,369,772
Managing Director, Asia	2013	876,563	303,148	930,018	2,027,917	25,470	4,163,116
Grant A. Levy	2015	802,417	185,626	945,556	1,096,436	31,261	3,061,296
Executive Vice President	2014	794,375	139,148	933,331	1,516,675	30,191	3,413,720
	2013	773,333	226,930	841,188	1,410,500	31,850	3,283,801
Gregory B. Willis	2015	491,667	67,085	763,157	585,000	16,726	1,923,635
Senior Vice President and	2014	443,333	43,969	409,224	641,250	16,441	1,554,217
Chief Financial Officer	2013	401,969	25,886	306,571	492,492	50,449	1,277,367
*
Stock awards consist of RSUs relating to shares of our Class A Common Stock.

(1)
Bonus:    The 2015 bonus amounts are the payout of deferred bonuses vested on December 31, 2015.

(2)
Stock Awards:    These amounts represent the aggregate grant date fair value of awards of RSUs granted to our NEOs, computed in accordance with GAAP. Assumptions used in the calculations of these amounts, which do not correspond to the actual value that may be realized by the NEO, are included in Note 11 "Stock Based Compensation" to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The value of the full award for each of Messrs. Udvar-Házy, Plueger, Chen, Levy and Willis at 200% is $6,780,986, $4,859,662, $1,844,844, $1,485,454 and $1,024,540 respectively.

(3)
Non-Equity Incentive Plan Compensation.    The amount set forth for each of Messrs. Udvar-Házy, Plueger, Chen, Levy and Willis represents his annual incentive award for 2015.

(4)
Premium Payments:    In 2015, we paid premiums on term life insurance policies for Messrs. Udvar-Házy, Plueger, Chen, Levy, and Willis, in the aggregate amounts of $40,696, $9,659, $3,421, $3,421, and $3,226, respectively.

401(k) Employer Matching Contributions:    In 2015, we made matching contributions to a 401(k) savings plan that we maintain for our employees of $27,840 for each of Messrs. Udvar-Házy, Plueger, Chen, and Levy and $13,500 for Willis, in accordance with our policy.

Personal Aircraft Usage:    In 2015, the incremental cost of the personal use of the Company aircraft for Mr. Udvar-Házy was $98,218 and for Mr. Plueger was $51,391 and as described above under Compensation Discussion and Analysis—Elements of the Executive Compensation Program—Personal Use of Company Aircraft.
44 | Air Lease Corporation | 2016 Proxy Statement

Grants of Plan-Based Awards

The following table sets forth information concerning grants of plan-based awards made to our NEOs during the fiscal year ended December 31, 2015.

			Estimated future payouts under Non-equity incentive plan awards		All Other Stock Awards	Estimated future payouts under Equity incentive plan awards			Grant date fair value of stock and

Name	Grant date(s)(1)	Type of award	Target ($)	Maximum ($)		Threshold (#)(2)	Target (#)	Maximum (#)(3)	option awards(4)
Mr. Udvar-Házy
		Annual Bonus	$1,800,000	$3,600,000	$—	$—	$—	$—	$—
	2/24/2015	Book Value RSU	—	—	—	—	46,902	—	1,851,691
	2/24/2015	TSR RSU	—	—	—	11,725	46,901	93,802	2,464,648
Mr. Plueger
		Annual Bonus	1,500,000	3,000,000	—	—	—	—	—
	2/24/2015	Book Value RSU	—	—	—	—	33,613	—	1,327,041
	2/24/2015	TSR RSU	—	—	—	8,403	33,612	67,224	1,766,311
Mr. Chen
		Annual Bonus	915,000	1,830,000	—	—	—	—	—
	2/24/2015	Book Value RSU	—	—	—	—	11,704	—	462,074
	2/24/2015	TSR RSU	—	—	—	2,926	11,704	23,408	615,045
	3/04/2015	Time Vesting RSU	—	—	4,000	—	—	—	152,680
Mr. Levy
		Annual Bonus	803,250	1,606,500	—	—	—	—	—
	2/24/2015	Book Value RSU	—	—	—	—	10,275	—	405,657
	2/24/2015	TSR RSU	—	—	—	2,569	10,274	20,548	539,899
Mr. Willis
		Annual Bonus	375,000	750,000	—	—	—	—	—
	2/24/2015	Book Value RSU	—	—	—	—	4,975	—	196,413
	2/24/2015	TSR RSU	—	—	—	1,244	4,974	9,948	261,384
	3/04/2015	Time Vesting RSU	—	—	8,000	—	—	—	305,360

(1)
Grant Date:    The grant date for the RSU award is the effective date of grant approved by the compensation committee of our Board of Directors.

(2)
Estimated future payouts under Equity incentive plan awards Threshold:    Represents the number of shares issuable under total stockholder return (TSR) RSUs if the company's ranking within the S&P 400 Mid-Cap Index is at the 25th percentile as of December 31, 2017.

(3)
Estimated future payouts under Equity incentive plan Maximum:    Represents the number of shares issuable under TSR RSUs if the company's ranking within the S&P 400 Mid-Cap Index is at 85th percentile or higher as of December 31, 2017.

(4)
Grant date fair value of stock and option awards:    The grant date fair value for each award is computed in accordance with GAAP. Assumptions used in the calculations of these amounts, which do not correspond to the actual value that may be realized by the NEOs, are included in Note 11 "Stock Based Compensation" to the financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.
2016 Proxy Statement | Air Lease Corporation | 45

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information concerning option awards and stock awards for our NEOs outstanding as of the end of the fiscal year ended December 31, 2015.

	Option awards*				Stock awards

Name	Grant date	Number of securities underlying unexercised options (#)(1) Exercisable	Option exercise price ($)	Option expiration date	Number of Units that have not vested		Value of Units that have not vested	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)		Equity incentive plan awards: market value or payout value of unearned shares, units or other rights that have not vested ($)(2)
Mr. Udvar-Házy	6/4/2010	1,738,500	$20.00	6/4/2020	—		—	—		$—
	8/11/2010	1,352	20.00	8/11/2020	—		—	—		—
	2/25/2013	—	—	—	—		—	17,519	(3)	586,536
	2/25/2013	—	—	—	—		—	62,537	(4)	2,093,735
	2/25/2014	—	—	—	—		—	31,144	(5)	1,042,701
	2/25/2014	—	—	—	—		—	46,714	(6)	1,563,985
	2/24/2015	—	—	—	—		—	46,902	(7)	1,570,279
	2/24/2015	—	—	—	—		—	46,901	(8)	1,570,245
Mr. Plueger	6/4/2010	700,000	20.00	6/4/2020	—		—	—		—
	8/11/2010	10,806	20.00	8/11/2020	—		—	—		—
	2/25/2013	—	—	—	—		—	12,514	(3)	418,969
	2/25/2013	—	—	—	—		—	44,669	(4)	1,495,519
	2/25/2014	—	—	—	—		—	22,320	(5)	747,274
	2/25/2014	—	—	—	—		—	33,478	(6)	1,120,843
	2/24/2015	—	—	—	—		—	33,613	(7)	1,125,363
	2/24/2015	—	—	—	—		—	33,612	(8)	1,125,330
Mr. Chen	8/11/2010	140,000	20.00	8/11/2020	—		—	—		—
	4/25/2011	150,000	28.80	4/25/2021	—		—	—		—
	2/25/2013	—	—	—	—		—	4,826	(3)	161,574
	2/25/2013	—	—	—	—		—	17,223	(4)	576,622
	2/25/2014	—	—	—	—		—	8,502	(5)	284,647
	2/25/2014	—	—	—	—		—	12,753	(6)	426,970
	2/24/2015	—	—	—	—		—	11,704	(7)	391,850
	2/24/2015	—	—	—	—		—	11,704	(8)	391,850
	3/04/2015	—	—	—	4,000	(9)	133,920	—		—
Mr. Levy	7/14/2010	148,000	20.00	7/14/2020	—		—	—		—
	2/25/2013	—	—	—	—		—	4,365	(3)	146,140
	2/25/2013	—	—	—	—		—	15,578	(4)	521,561
	2/25/2014	—	—	—	—		—	7,458	(5)	249,694
	2/25/2014	—	—	—	—		—	11,187	(6)	374,541
	2/24/2015	—	—	—	—		—	10,275	(7)	344,007
	2/24/2015	—	—	—	—		—	10,274	(8)	343,974
Mr. Willis	7/14/2010	15,000	20.00	7/14/2020	—		—	—		—
	2/25/2013	—	—	—	—		—	1,591	(3)	53,267
	2/25/2013	—	—	—	—		—	5,677	(4)	190,082
	2/25/2014	—	—	—	—		—	3,270	(5)	109,480
	2/25/2014	—	—	—	—		—	4,905	(6)	164,219
	2/24/2015	—	—	—	—		—	4,975	(7)	166,563
	2/24/2015	—	—	—	—		—	4,974	(8)	166,530
	3/04/2015	—	—	—	8,000	(9)	267,840	—		—

*
Shares underlying the Option Awards and Stock Awards are shares of Class A Common Stock.

(1)
All of the Option Awards under our Amended and Restated 2010 Equity Incentive Plan have vested.

(2)
The market value shown is based on the closing price of our Class A Common Stock as of December 31, 2015, which was $33.48.
46 | Air Lease Corporation | 2016 Proxy Statement

(3)
The Book Value RSUs granted to our NEOs on February 25, 2013, vest in three equal installments over a three-year performance period, but only if the Company has met certain per share book value targets as of December 31, 2013, 2014 and 2015. The per share book value targets were met for all years. The third installment vested on December 31, 2015 and was released in February 2016.

(4)
The TSR RSUs granted to our NEOs on February 25, 2013, cliff vest at the end of the three-year performance period, which runs from January 1, 2013 through December 31, 2015, and the number of shares issuable depends on our ranking within the S&P 400 Mid-Cap Index.119% of the TSR RSUs vested on December 31, 2015 and were released in February 2016.

(5)
The Book Value RSUs granted to our NEOs on February 25, 2014, vest in three equal installments over a three-year performance period, but only if the Company has met certain per share book value targets as of December 31, 2014, 2015 and 2016. The per share book value targets were met for the first two installments. The second installment vested on December 31, 2015 and was released in February 2016. The per share book value target of the third installment is $25.44. If a specified target is not attained as of December 31 of the applicable year, the installment for such year will not vest and will expire as of such date.

(6)
The TSR RSUs granted to our NEOs on February 25, 2014, cliff vest at the end of the three-year performance period, which runs from January 1, 2014 through December 31, 2016, and the number of shares issuable will depend on our ranking within the S&P 400 Mid-Cap Index. The number of TSR RSUs is a projected value at the target number of shares as the shares have only performed for two years of a three-year performance period.

(7)
The Book Value RSUs granted to our NEOs on February 24, 2015, vest in three equal installments over a three-year performance period, but only if the Company has met certain per share book value targets as of December 31, 2015, 2016 and 2017. The per share book value target was met for the first installment and one-third of the Book Value RSUs vested and were released in February 2016. The per share book value targets for the remaining installments are $29.85 in the second year and $31.34 in the third year. If a specified target is not attained as of December 31 of the applicable year, the installment for such year will not vest and will expire as of such date.

(8)
The TSR RSUs granted to our NEOs on February 24, 2015, cliff vest at the end of the three-year performance period, which runs from January 1, 2015 through December 31, 2017, and the number of shares issuable will depend on our ranking within the S&P 400 Mid-Cap Index. The number of TSR RSUs is a projected value at the target number of shares as the shares have only performed for one year of a three-year performance period.

(9)
The Time Vesting RSUs granted to Messrs. Chen and Willis on March 4, 2015, vest annually in three equal installments. The first installment vested on March 4, 2016.
2016 Proxy Statement | Air Lease Corporation | 47

Option Exercises and Stock Vested

The following table sets forth information concerning options exercised and RSUs vested for our NEOs during the fiscal year ended December 31, 2015.

	Option awards		Stock awards

Name	Number of shares acquired on exercise (#)	Value realized on exercise ($)(1)	Number of shares acquired on vesting (#)(2)	Value realized on vesting ($)(3)
Mr. Udvar-Házy	3,000	$49,260	80,879	$3,159,943
Mr. Plueger	—	—	57,745	2,256,097
Mr. Chen	—	—	22,480	878,294
Mr. Levy	—	—	20,278	792,261
Mr. Willis	—	—	6,846	267,473

(1)
The "Value Realized on Exercise" represents the difference between the closing price of our Class A Common Stock on the New York Stock Exchange on the exercise date and the stock option exercise price multiplied by the number of stock options exercised.

(2)
Shares acquired were from awards made in 2012, 2013 and 2014.

(3)
The "Value Realized on Vesting" represents the product of the number of shares vested and the closing price of our Class A Common Stock on the New York Stock Exchange on the vesting date.

Employment Agreements and Arrangements and Potential Payments upon Termination or Change in Control

The discussion below summarizes the terms of employment for our NEOs. As described in the discussion and tables below, Messrs. Udvar-Házy's and Plueger's employment agreements and certain of our employee benefits plans, including our Amended and Restated 2010 Equity Incentive Plan and our 2014 Equity Incentive Plan and our NEOs' award agreements under each of the plans, provide for payments and other benefits to our NEOs if their employment with us is terminated under certain circumstances or if we experience a change in control. In addition, our NEOs (other than Messrs. Udvar-Házy and Plueger) may be entitled to benefits under our non-binding severance guidelines.

Employment Agreements with our Chairman and CEO and our President and Chief Operating officer

Our Company has entered into employment agreements with Mr. Udvar-Házy, our founder and Chairman and Chief Executive Officer and Mr. Plueger, our President and Chief Operating Officer because we consider our future success to be dependent to a significant extent upon their continued service.

Employment Agreement with Mr. Udvar-Házy.    The employment agreement between our Company and Mr. Udvar-Házy was effective as of February 5, 2010 and as amended terminates on June 30, 2016. Under the terms of the employment agreement Mr. Udvar-Házy's base salary is $1.8 million, subject to potential annual increases at the discretion of our compensation committee. As described above under Compensation Discussion and Analysis—Elements of the Executive Compensation

48 | Air Lease Corporation | 2016 Proxy Statement

Program, he is eligible for an annual target bonus of 100% of his annual salary and a maximum annual bonus of 200% of his annual salary and a deferred cash bonus in an amount equal to 9% of his aggregate amount of base pay and annual and other short term bonus compensation for a particular year. Mr. Udvar-Házy waived his contractual right to receive a deferred cash bonus grant in 2016 and received time-vesting RSUs instead. He also has additional benefits, including our payment of premiums for a $6 million term life insurance policy payable to his beneficiaries and employer matching contributions for our 401(k) savings plan. Mr. Udvar-Házy is subject to noncompetition and non-solicitation restrictions while employed by us and non-solicitation restrictions for one year following a termination of his employment. He is also subject to an ongoing confidentiality obligation. Mr. Udvar-Házy will receive a three-year service completion bonus equal to 10% of his then annual salary if he is employed on June 30, 2016.

Employment Agreement with Mr. Plueger.    The employment agreement between our Company and Mr. Plueger was effective as of March 29, 2010 and as amended terminates on June 30, 2016. Under the terms of the employment agreement Mr. Plueger's base salary is $1.5 million, subject to potential annual increases at the discretion of our compensation committee. As described above under Compensation Discussion and Analysis—Elements of the Executive Compensation Program, he is eligible for an annual target bonus of 100% of his annual salary and a maximum annual bonus of 200% of his annual salary and a deferred cash bonus in an amount equal to 9% of his aggregate amount of base pay and annual and other short term bonus compensation for a particular year. Mr. Plueger waived his contractual right to receive a deferred cash bonus grant in 2016 and received time-vesting RSUs instead. He also has additional benefits, including our payment of premiums for a $3 million term life insurance policy payable to his beneficiaries and employer matching contributions for our 401(k) savings plan. Mr. Plueger is subject to noncompetition and nonsolicitation restrictions while employed by us and nonsolicitation restrictions for one year following a termination of his employment. He is also subject to an ongoing confidentiality obligation. Mr. Plueger will receive a three-year service completion bonus equal to 10% of his then annual salary if he is employed on June 30, 2016.

Termination Provisions under the Employment Agreements.    The terms of each of Mr. Udvar-Házy's and Mr. Plueger's employment agreements relating to termination of employment are substantially the same and are described below:

(i)    Termination without Cause or by the executive for Good Reason.    If the executive's employment is terminated by us without cause or by the executive for good reason, as defined in his employment agreement and described below, he will be entitled to receive, subject in certain circumstances to delivering certain releases and/or agreements, the following:

  •
  accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment;

  •
  a prorated annual bonus with respect to the calendar year in which such termination occurs based on actual Company performance;

  •
  pro rata vesting and payment of any unpaid deferred bonuses under our Amended and Restated Deferred Bonus Plan attributable to years prior to the year of such termination based on actual performance;

  •
  to the extent that the executive has not been granted a deferred bonus under our Amended and Restated Deferred Bonus Plan, with respect to the calendar year preceding the calendar year in which such termination occurs, he will be granted a deferred bonus award for such
2016 Proxy Statement | Air Lease Corporation | 49

    immediately preceding calendar year and such deferred bonus award will vest in the same manner as other deferred bonus awards that have been granted but are unpaid;

  •
  salary continuation, continued health coverage, and continued payment by us of the premiums for his term life insurance policy until the second anniversary of the date of such termination; and

  •
  two times the average of the annual bonus payments received during the thirty-six month period immediately prior to his date of termination, payable in substantially equal installments over the two year period following the termination of his employment.

(ii)    Termination without Cause or by executive for Good Reason within 24 months of a Change in Control.    If the termination described above is within 24 months of a change in control, as defined under the 2010 Plan and any successor plan, subject in certain circumstances to delivering certain releases and/or agreements, he will be entitled to receive the following:

  •
  pro rata payout of the target annual bonus for the year in which the termination occurs;

  •
  a lump sum cash payment equal to three times the sum of his annual salary and target annual bonus;

  •
  full vesting of any granted but unpaid deferred bonus awards;

  •
  to the extent that the executive has not been granted a deferred bonus under our Amended and Restated Deferred Bonus Plan, with respect to the calendar year preceding the calendar year in which such termination occurs, he will be granted a deferred bonus award for such immediately preceding calendar year which will vest in full;

  •
  a lump sum cash payment representing the costs of providing benefits under the group health plans in which he was participating at the time of termination of employment for two years;

  •
  a lump sum cash payment of the premiums for his term life insurance for a period of two years; and

  •
  if any of the executive's benefits are parachute payments, the executive will be entitled to (a) his benefits reduced so that no portion of such benefits is subject to excise tax or (b) his benefits without any such reduction, whichever is greater on an after-tax-basis.

(iii)    Termination due to disability or death.    If the executive's employment is terminated due to disability or death, he, his estate or his beneficiaries will be entitled to receive accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment. In addition he will be entitled to receive, subject to execution of a release of claims against our Company and certain related parties by the executive officer, the following;

  •
  a prorated annual bonus with respect to the calendar year in which such termination occurs;

  •
  full vesting and payment of any unpaid deferred bonuses under our Amended and Restated Deferred Bonus Plan attributable to years prior to the year of such termination; and

  •
  to the extent that the executive has not been granted a deferred bonus under our Amended and Restated Deferred Bonus Plan, with respect to the calendar year preceding the calendar
50 | Air Lease Corporation | 2016 Proxy Statement

    year in which such termination occurs, he will be granted a deferred bonus award for such immediately preceding calendar year, which will vest in full.

(iv)    Termination for Cause or by executive without Good Reason.    If the executive's employment is terminated for cause, or he terminates his employment without Good Reason, he will be entitled to receive accrued but unpaid salary and benefits, expense reimbursement, and any earned but unpaid annual bonus with respect to the last calendar year completed during his employment.

"Cause" is generally defined under each employment agreement as (i) conviction of, or plea of guilty or nolo contendere to, a felony or a crime of moral turpitude; (ii) willful fraud, misappropriation, dishonesty or embezzlement, having a material adverse financial, economic or reputational effect on the Company; (iii) willful misconduct or gross or willful neglect in the performance of duties hereunder or (iv) breach in any material respect of the terms and provisions of the employment agreement. The employment agreement provides the executive with notice and a 30-day cure period in the event of a termination of his employment pursuant to clause (iii), and (iv) and if cured, the event or condition at issue will not constitute "cause". The executive may not be terminated for "cause" unless such termination is approved by a vote of the majority of the entire Board of Directors (or such other vote require pursuant to the by-laws of the Company) at a meeting duly called and held at which the executive has the right to be present and be heard.

"Good Reason" under each employment agreement includes (i) the material reduction of the executive's authority, duties and responsibilities, or the assignment to him of duties materially inconsistent with his position or positions with our Company, (ii) a reduction in his annual salary, or (iii) the relocation of his office more than 35 miles from the principal offices of our Company. The executive must provide us with notice and a 30-day cure period, and if cured, the event or condition at issue will not constitute "Good Reason".

The executive will have no obligation to mitigate damages in the event of a termination of his employment, and no payments under his employment agreement will be subject to offset in the event that the executive does mitigate.

Other Employment Arrangements

Employment Termination and Change in Control Provisions under Named Executive Officers' Equity Award Agreements. For equity grants prior to February 2014, each of the NEOs will forfeit any unvested RSUs if his employment with our Company is terminated for any reason. Each will forfeit all of his options if his employment is terminated for cause, as defined under our Amended and Restated 2010 Equity Incentive Plan. With respect to performance-based RSUs, our compensation committee may exercise its discretion to provide that all incomplete performance periods in effect on the date of the change in control shall end on such date, determine the extent to which performance goals with respect to each such performance period have been met, and cause to be paid to each NEO partial or full awards with respect to performance goals for each such performance period, based on the committee's determination of the degree of attainment of such goals. For RSUs granted beginning in 2014, if the executive is terminated without Cause or for Good Reason within twelve (12) months following a Change in Control, the executive will be entitled to pro rata vesting.

Employment Termination Provisions for Named Executive Officers' Deferred Bonus Awards. Pursuant to the terms of his award agreement, the vesting of the deferred cash bonus granted to each of Messrs. Chen, Levy and Willis under our Amended and Restated Deferred Bonus Plan for the cycle immediately preceding the termination will accelerate, and payment will be made as soon as practicable thereafter, if his employment terminates due to death or disability. For treatment of

2016 Proxy Statement | Air Lease Corporation | 51

deferred bonus granted to for Messrs. Udvar-Házy and Plueger see the above section titled Termination Provisions Under the Employment Agreements.

Non-Binding Severance Guidelines.    On February 15, 2011, our compensation committee reviewed and approved non-binding guidelines concerning severance and other benefits in the event of an involuntary termination of employment, or a termination without cause or for good reason following a change in control of our Company. The guidelines cover officers at the level of Vice President and higher other than Messrs. Udvar-Házy and Plueger, and address potential cash severance, accelerated vesting and payment of certain bonuses, and other potential benefits that may be granted in the committee's discretion. The guidelines suggest as severance a multiple of an eligible officer's base salary and target bonus in the case of a termination of employment without cause or for good reason within 24 months following a change in control, and a multiple of an eligible officer's base salary and the average of the officer's three most recent annual bonuses in the case of a termination of employment without cause other than following a change in control. For Executive Vice Presidents, these multiples are 2x and 1x, respectively, while for Senior Vice Presidents and Vice Presidents, these multiples are 1x and 0.5x, respectively. In addition, with respect to a termination without cause or for good reason following a change in control, the guidelines indicate that an officer would be eligible for payment of a prorated annual target bonus and acceleration and payment in full of his bonus under the Amended and Restated Deferred Bonus Plan. With respect to a termination without cause other than following a change in control, an officer would forfeit his annual bonus and deferred bonus.

Potential Payments upon Termination or Change in Control

The following tables describe and quantify payments and benefits to which our NEOs would have been entitled under various employment termination and change-in-control scenarios, assuming they occurred on December 31, 2015. For purposes of the tables below, we have assumed that Messrs. Chen, Levy, and Willis would have been paid the benefits under the non-binding severance guidelines. Certain of the amounts identified below are only estimates. Some amounts in the tables and footnotes have been rounded up to the nearest whole number.

Under the terms of the 2014 Equity Incentive Plan, a change in control generally means the first to occur of the following: (i) an acquisition by any person or group of beneficial ownership of 35% or more, on a fully diluted basis, of our outstanding shares of common stock or the combined voting power of our then outstanding voting securities entitled to vote generally in the election of directors, excluding any acquisition by the Company or any Affiliate, any acquisition directly from the Company, any acquisition by any employee benefit plan sponsored or maintained by the Company or any Affiliate or any acquisition that complies with clauses (A), (B), and (C) of clause (iv); (ii) individuals who were members of our Board on the effective date, and directors whose election or nomination for election was approved by a vote of at least two-thirds of such incumbent directors, cease to constitute at least a majority of our board; (iii) our complete dissolution or liquidation; or (iv) the consummation of a merger, consolidation, statutory share exchange, a sale or other disposition of all or substantially all of our assets or similar form of corporate transaction that requires the approval of our stockholders, unless immediately following any such transaction, (A) the majority of the total voting power of the surviving company (or parent corporation with voting power to elect a majority of the directors of the surviving company) is represented by our outstanding voting securities that were outstanding before the transaction and held by the holders thereof in substantially the same proportion as before the transaction, (B) no person or group becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the parent company or, absent a parent company, the surviving company, and (C) at least two-thirds of the directors of the parent company (or surviving company) following such transaction were members of our board at the time of the board approval for such transaction.

52 | Air Lease Corporation | 2016 Proxy Statement

Regardless of the termination scenario, each of our NEOs will receive earned but unpaid base salary through the date of termination of his employment.

Post-employment and change in control payments—Mr. Udvar-Házy

Executive payments and benefits upon termination	Voluntary termination without good reason/ involuntary termination for cause	Involuntary termination without cause/for good reason		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause/for good reason in connection with a change in control
Compensation severance	$—	$11,776,800	(a)	$2,340,000	(b)	$—	$12,600,000	(c)
Amended and restated deferred bonus plan	—	234,900	(d)	469,800	(e)	—	469,800	(e)
Acceleration of equity awards
RSUs	—	—		—		—	5,291,052	(f)
Options	—	—		—		—	—
Benefits and perquisites
Term life insurance	—	81,392	(g)	—	(h)	—	81,392	(g)
Benefits	—	53,505	(i)	—		—	53,505	(i)
Total	—	12,146,597		2,809,800		—	18,495,749

(a)
Represents the aggregate of Mr. Udvar-Házy's annual bonus for 2015 based on actual company performance, salary continuation at an annual rate of $1.8 million through December 31, 2017, and two times the average of the annual bonus payments received during the thirty-six month period immediately prior to his date of termination.

(b)
Represents the amount of Mr. Udvar-Házy's annual bonus for 2015 based on actual company performance.

(c)
Represents the aggregate of Mr. Udvar-Házy's target annual bonus for 2015 and three times the sum of his base salary and target annual bonus for 2015.

(d)
Represents prorated vesting for the deferred bonus scheduled to vest on December 31, 2016.

(e)
Represents full vesting for the deferred bonus scheduled to vest on December 31, 2016.

(f)
With respect to the Book Value RSUs granted in February 2013, February 2014 and February 2015 for which the performance period ends December 31, 2015, assumes that the compensation committee treats the performance conditions for all such the outstanding Book Value RSUs as met in the event that a change in control occurs on December 31, 2015. With respect to the other outstanding Book Value RSUs, assumes pro rata vesting. With respect to TSR RSUs granted in February 2013, assumes vesting of 119% of TSR RSUs based on our percentile ranking of 61% in the S&P 400 Mid-Cap Index as of December 31, 2015. With respect to the other outstanding TSR RSUs, assumes pro rata vesting. However, performance-based RSUs would remain subject to any performance-based vesting conditions to the extent not achieved prior to such termination, and, for this purpose, would remain outstanding until the end of the applicable performance period. $2,680,226 of this value represents awards for which the performance period ended on December 31, 2015, and for which the underlying shares were released in February 2016.

(g)
Represents the premium payments on the group term and supplementary life insurance policies for Mr. Udvar-Házy that the Company would continue to pay.

(h)
The total amount payable under the group term and supplementary life insurance policies for Mr. Udvar-Házy is $6 million.

(i)
Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage, based on rates as of December 31, 2015.
2016 Proxy Statement | Air Lease Corporation | 53

Post-employment and change in control payments—Mr. Plueger

Executive payments and benefits upon termination	Voluntary termination without good reason/ involuntary termination for cause	Involuntary termination without cause/for good reason		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause/for good reason in connection with a change in control
Compensation severance	$—	$9,585,200	(a)	$1,950,000	(b)	$—	$10,500,000	(c)
Amended and restated deferred bonus plan	—	195,750	(d)	391,500	(e)	—	391,500	(e)
Acceleration of equity awards
RSUs	—	—		—		—	3,785,551	(f)
Options	—	—		—		—	—
Benefits and perquisites
Term life insurance	—	19,318	(g)	—	(h)	—	19,318	(g)
Benefits	—	53,505	(i)	—		—	53,505	(i)
Total	—	9,853,773		2,341,500		—	14,749,874

(a)
Represents the aggregate of Mr. Plueger's annual bonus for 2015 based on actual company performance, salary continuation at an annual rate of $1.5 million through December 31, 2017, and two times the average of the annual bonus payments received during the thirty-six month period immediately prior to his date of termination.

(b)
Represents the amount of Mr. Plueger's annual bonus for 2015 based on actual company performance.

(c)
Represents the aggregate of Mr. Plueger's target annual bonus for 2015 and three times the sum of his base salary and target annual bonus for 2015.

(d)
Represents prorated vesting for the deferred bonus scheduled to vest on December 31, 2016.

(e)
Represents full vesting for the deferred bonus scheduled to vest on December 31, 2016.

(f)
With respect to the Book Value RSUs granted in February 2013, February 2014 and February 2015 for which the performance period ends December 31, 2015, assumes that the compensation committee treats the performance conditions for all such the outstanding Book Value RSUs as met in the event that a change in control occurs on December 31, 2015. With respect to the other outstanding Book Value RSUs, assumes pro rata vesting. With respect to TSR RSUs granted in February 2013, assumes vesting of 119% of TSR RSUs based on our percentile ranking of 61% in the S&P 400 Mid-Cap Index as of December 31, 2015. With respect to the other outstanding TSR RSUs, assumes pro rata vesting. However, performance-based RSUs would remain subject to any performance-based vesting conditions to the extent not achieved prior to such termination, and, for this purpose, would remain outstanding until the end of the applicable performance period. $1,914,443 of this value represents awards for which the performance period ended on December 31, 2015, and for which the underlying shares were released in February 2016.

(g)
Represents the premium payments on the group term and supplementary life insurance policies for Mr. Plueger that the Company would continue to pay.

(h)
The total amount payable under the group term and supplementary life insurance policies for Mr. Plueger is $3 million.

(i)
Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage, based on rates as of December 31, 2015.
54 | Air Lease Corporation | 2016 Proxy Statement

Post-employment and change in control payments—Mr. Chen

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause or for good reason within twenty-four months following a change in control
Compensation severance	$—	$2,331,089	(a)	$—		$—	$4,575,000	(b)
Amended and restated deferred bonus plan	—	—		259,003	(c)	—	295,938	(c)
Acceleration of vesting of equity awards
RSUs	—	—		—		—	1,426,355	(d)
Benefits and perquisites
Term life insurance	—	—		—	(e)	—	—
Benefits	—	26,753	(f)	—		—	53,505	(f)
Outplacement	—	—		—		—	25,000
Total	—	2,357,842		259,003		—	6,375,799

(a)
Represents the aggregate of salary for 2015 and average of paid annual bonuses over the most recent three bonus payments.

(b)
Represents the aggregate of Mr. Chen's target annual bonus for 2015 and two times 2015 annual salary and target bonus.

(c)
Represents full vesting of the deferred bonus scheduled to vest on December 31, 2016 and a pro-rata vesting of time-based RSUs granted in March 2015.

(d)
With respect to the Book Value RSUs granted in February 2013, February 2014 and February 2015 for which the performance period ends December 31, 2015, assumes that the compensation committee treats the performance conditions for all such the outstanding Book Value RSUs as met in the event that a change in control occurs on December 31, 2015. With respect to the other outstanding Book Value RSUs, assumes pro rata vesting. With respect to TSR RSUs granted in February 2013, assumes vesting of 119% of TSR RSUs based on our percentile ranking of 61% in the S&P 400 Mid-Cap Index as of December 31, 2015. With respect to the other outstanding TSR RSUs, assumes pro rata vesting. However, performance-based RSUs would remain subject to any performance-based vesting conditions to the extent not achieved prior to such termination, and, for this purpose, would remain outstanding until the end of the applicable performance period. $738,152 of this value represents awards for which the performance period ended on December 31, 2015, and for which the underlying shares were released in February 2016.

(e)
The total amount payable under the group term life insurance policy for Mr. Chen is $1 million.

(f)
Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage, based on rates as of December 31, 2015.
2016 Proxy Statement | Air Lease Corporation | 55

Post-employment and change in control payments—Mr. Levy

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause or for good reason within twenty-four months following a change in control
Compensation severance	$—	$2,141,470	(a)	$—		$—	$4,016,250	(b)
Amended and restated deferred bonus plan	—	—		196,439	(c)	—	196,439	(c)
Acceleration of vesting of equity awards
RSUs	—	—		—		—	1,271,527	(d)
Options	—	—		—		—	—
Benefits and perquisites
Term life insurance	—	—		—	(e)	—	—
Benefits	—	26,753	(f)	—		—	53,505	(f)
Outplacement	—	—		—		—	25,000
Total	—	2,168,223		196,439		—	5,562,719

(a)
Represents the aggregate of salary for 2015 and average of paid annual bonuses over the most recent three bonus payments.

(b)
Represents the aggregate of Mr. Levy's target annual bonus for 2015 and two times 2015 annual salary and target bonus.

(c)
Represents full vesting of the deferred bonus scheduled to vest on December 31, 2016.

(d)
With respect to the Book Value RSUs granted in February 2013, February 2014 and February 2015 for which the performance period ends December 31, 2015, assumes that the compensation committee treats the performance conditions for all such the outstanding Book Value RSUs as met in the event that a change in control occurs on December 31, 2015. With respect to the other outstanding Book Value RSUs, assumes pro rata vesting. With respect to TSR RSUs granted in February 2013, assumes vesting of 119% of TSR RSUs based on our percentile ranking of 61% in the S&P 400 Mid-Cap Index as of December 31, 2015. With respect to the other outstanding TSR RSUs, assumes pro rata vesting. However, performance-based RSUs would remain subject to any performance-based vesting conditions to the extent not achieved prior to such termination, and, for this purpose, would remain outstanding until the end of the applicable performance period. $667,657 of this value represents awards for which the performance period ended on December 31, 2015, and for which the underlying shares were released in February 2016.

(e)
The total amount payable under the group term life insurance policy for Mr. Levy is $1 million.

(f)
Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage, based on rates as of December 31, 2015.
56 | Air Lease Corporation | 2016 Proxy Statement

Post-employment and change in control payments—Mr. Willis

Executive payments and benefits upon termination	Voluntary termination with or without good reason/ involuntary termination for cause	Involuntary termination without cause		Termination due to death or disability		Change in control without a termination of employment	Involuntary termination without cause or for good reason within twenty-four months following a change in control
Compensation severance	$—	$488,507	(a)	$—		$—	$1,250,000	(b)
Amended and restated deferred bonus plan	—	—		83,875	(c)	—	157,745	(c)
Acceleration of vesting of equity awards
RSUs	—	—		—		—	518,577	(d)
Options	—	—		—		—	—
Benefits and perquisites
Term life insurance	—	—		—	(e)	—	—
Benefits	—	26,753	(f)	—		—	53,505	(f)
Outplacement	—	—		—		—	25,000
Total	—	515,259		83,875		—	2,004,827

(a)
Represents the aggregate of 50% of 2015 salary and average of paid annual bonuses over the most recent three bonus payments.

(b)
Represents the aggregate of Mr. Willis' 2015 annual salary and two times 2015 target annual bonus.

(c)
Represents full vesting of the deferred bonus scheduled to vest on December 31, 2016 and a pro-rata vesting of time-based RSUs granted in March 2015.

(d)
With respect to the Book Value RSUs granted in February 2013, February 2014 and February 2015 for which the performance period ends December 31, 2015, assumes that the compensation committee treats the performance conditions for all such the outstanding Book Value RSUs as met in the event that a change in control occurs on December 31, 2015. With respect to the other outstanding Book Value RSUs, assumes pro rata vesting. With respect to TSR RSUs granted in February 2013, assumes vesting of 119% of TSR RSUs based on our percentile ranking of 61% in the S&P 400 Mid-Cap Index as of December 31, 2015. With respect to the other outstanding TSR RSUs, assumes pro rata vesting. However, performance-based RSUs would remain subject to any performance-based vesting conditions to the extent not achieved prior to such termination, and, for this purpose, would remain outstanding until the end of the applicable performance period. $234,327 of this value represents awards for which the performance period ended on December 31, 2015, and for which the underlying shares were released in February 2016.

(e)
The total amount payable under the group term life insurance policy for Mr. Willis is $1 million.

(f)
Represents health, dental and vision insurance premiums that would be paid by the Company for continued coverage, based on rates as of December 31, 2015.
2016 Proxy Statement | Air Lease Corporation | 57

Audit-Related Matters

Audit Committee Report

The audit committee has reviewed and discussed the Company's audited financial statements with our management, and has discussed with our independent registered public accounting firm the matters required to be discussed by Rules on Auditing Standard No. 16, Communications with Audit Committees and Related and Transitional Amendments to the Public Company Accounting Oversight Board Standards, and by the audit committee's charter. The audit committee has received written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm its independence.

Based on this review and these discussions, the audit committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for fiscal year 2015 for filing with the Securities and Exchange Commission.

Audit Committee

Matthew J. Hart, Chairman
Robert A. Milton
Ian M. Saines

Independent Auditor Fees and Services

KPMG LLP served as our independent registered public accounting firm in 2015 and 2014. Services provided by KPMG and related fees in each of those years were as follows:

	2015	2014
Audit Fees	$1,304,589	$1,278,833
Audit-Related Fees(1)	201,978	138,075
Tax Fees	355,536	—
All Other Fees	—	—

Total Fees	$1,862,103	$1,416,908

(1)
The nature of the services comprising these fees were assurance and related services related to the performance of the audit or review of the financial statements and not reported under "Audit Fees" above.

Auditor Services Pre-Approval Policy

Our audit committee has approved and adopted an Audit and Non-Audit Services Pre-Approval Policy which sets forth the procedures and conditions pursuant to which services to be performed by our independent registered public accounting firm are to be pre-approved. The policy provides that the audit committee will annually consider for approval, and approve as it deems appropriate and consistent with the policy and applicable law, a schedule listing proposed engagements and

58 | Air Lease Corporation | 2016 Proxy Statement

specified audit and non-audit services expected to be provided by the independent registered public accounting firm commencing during the upcoming year. As stated in the policy, in determining whether to pre-approve services, the audit committee may consider, among other factors: (1) whether the services are consistent with applicable rules on auditor independence; (2) whether the independent registered public accounting firm is best positioned to provide the services in an effective and efficient manner, taking into consideration its familiarity with our business, people, culture, accounting systems, risk profile and other factors; and (3) whether the services might enhance our ability to manage or control risk or improve audit quality. Under the policy, the audit committee may delegate preapproval authority to one or more of its members. The policy contemplates that our Chief Financial Officer, or his designee, will provide a quarterly report to the audit committee listing services performed by and fees paid to the independent registered public accounting firm during the current fiscal year and the previous quarter, including a reconciliation of the actual fees of the independent auditors compared to the budget for such services as approved by the audit committee.

The audit committee approved all audit and audit-related services provided by KPMG during 2015 in accordance with this policy.

Other Matters

Ownership of Air Lease Corporation Class A Common Stock

The following table sets forth information as of March 14, 2016, except as noted below, regarding the beneficial ownership of our Class A Common Stock by:

  •
  each person known by us to beneficially own more than five percent of our Class A Common Stock;
  •
  each of our named executive officers;
  •
  each of our directors and nominees; and
  •
  all of our executive officers, directors and nominees, as a group.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if they have or share the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof, or have the right to acquire such powers within 60 days. Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

In computing the percentage ownership of a person, shares of our Class A Common Stock subject to warrants or options held by that person are deemed to be outstanding if they are exercisable within 60 days of March 14, 2016. The shares subject to such warrants or options are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. All percentages in the following table are based on a total of 102,829,369 shares of our Class A Common Stock outstanding as of March 14, 2016. The address of each person named in the table below, unless otherwise indicated, is c/o Air Lease Corporation, 2000 Avenue of the Stars, Suite 1000N, Los Angeles, California 90067.

2016 Proxy Statement | Air Lease Corporation | 59

	Class A Common Stock

Name of beneficial owner	Number of shares beneficially owned	%
Greater than 5% Stockholders
FMR LLC(1)	14,688,589	14.28%
Steven F. Udvar-Házy(2)	7,032,993	6.73%
The Vanguard Group(3)	6,363,380	6.19%
Named Executive Officers, Directors and Nominees
Steven F. Udvar-Házy(2)	7,032,993	6.73%
John L. Plueger(4)	1,409,818	1.36%
Jie Chen(5)	515,613	*
Grant A. Levy(6)	310,345	*
Gregory B. Willis(7)	51,968	*
Matthew J. Hart(8)	26,907	*
Cheryl Gordon Krongard(8)	18,165	*
Marshall O. Larsen(8)	10,632	*
Robert A. Milton(8)	56,907	*
Ian M. Saines(9)	21,490	*
Dr. Ronald D. Sugar(10)	66,907	*

All executive officers, directors and nominees, as a group (16 persons)(11)	10,302,108	9.71%

*
Represents beneficial ownership of less than 1%.

(1)
Based solely on an amendment to a Schedule 13G filed with the SEC by FMR LLC on February 12, 2016, FMR LLC, as the parent holding company, is the beneficial owner of 14,688,589 shares of Class A Common Stock with sole voting power over 638,641 shares and sole dispositive power over 14,688,589 shares. The address for FMR LLC is 245 Summer Street, Boston, Massachusetts 02210. The foregoing amended Schedule 13G reported information as of December 31, 2015.

(2)
Consists of 837,402 shares of Class A Common Stock held directly by Mr. Udvar-Házy; 328,889 shares of Class A Common Stock held directly by Air Intercontinental, Inc.; 101,667 shares of Class A Common Stock held directly by Ocean Equities, Inc.; 35,925 shares of Class A Common Stock held directly by Emerald Financial LLC; 2,700,000 and 1,209,558 shares of Class A Common Stock held directly by two trusts, respectively, of which Mr. Udvar-Házy is the trustee and has sole voting and investment power; 79,700 shares of Class A Common Stock held directly in the aggregate by Mr. Udvar-Házy's wife and children; and 1,739,852 options to purchase Class A Common Stock held directly by Mr. Udvar-Házy, all of which are exercisable. Mr. Udvar-Házy has sole voting and investment power with respect to the shares held by Air Intercontinental, Inc., of which he is the sole stockholder and one of three directors. The remaining directors, his wife and one of his sons disclaim beneficial ownership of the shares held by Air Intercontinental, Inc., except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy has sole voting and investment power with respect to the shares held by Ocean Equities, Inc. A trust of which Mr. Udvar-Házy is the trustee is the sole stockholder of Ocean Equities, Inc., and Mr. Udvar-Házy is one of the three directors. The remaining directors, his wife and one of his sons, disclaim beneficial ownership of the shares held by Ocean Equities, Inc., except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy has sole voting and investment power with respect to the shares of Class A Common Stock held by Emerald Financial LLC. A trust of which he is trustee controls a majority of the membership interests in Emerald Financial LLC; in addition, Mr. Udvar-Házy is one of three managers of Emerald Financial LLC, together with his wife and
60 | Air Lease Corporation | 2016 Proxy Statement

  one of his daughters. His wife and his daughter disclaim beneficial ownership of the shares held by Emerald Financial LLC, except to the extent of their respective pecuniary interests therein. Mr. Udvar-Házy disclaims beneficial ownership of the shares held directly by his wife and children, except to the extent of his pecuniary interest therein.

(3)
Based solely on a Schedule 13G filed with the SEC by The Vanguard Group on February 10, 2016, The Vanguard Group, as the parent holding company, is the beneficial owner of 6,363,380 shares of Class A Common Stock with sole voting power over 69,707 shares, shared voting power over 5,300 shares, sole dispositive power over 6,294,273 shares and shared dispositive power over 69,107 shares. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355. The foregoing Schedule 13G reported information as of December 31, 2015.

(4)
Consists of 698,012 shares of Class A Common Stock held by Mr. Plueger of which Mr. Plueger shares voting and investment power over 659,974 of these shares; 710,806 options to purchase Class A Common Stock held by Mr. Plueger, all of which are exercisable; and 1,000 shares of Class A Common Stock held in the aggregate by Mr. Plueger's children. Mr. Plueger disclaims beneficial ownership of the shares held directly by his children, except to the extent of his pecuniary interest therein.

(5)
Consists of 223,880 shares of Class A Common Stock held by Mr. Chen of which Mr. Chen shares voting and investment power over 208,990 of these shares, 290,000 options to purchase Class A Common Stock held by Mr. Chen, all of which are exercisable; and 400 shares of Class A Common Stock held by Mr. Chen for his child as custodian under the Uniform Gift to Minors Act.

(6)
Consists of 160,845 shares of Class A Common Stock held by Mr. Levy of which Mr. Levy shares voting and investment power over 146,904 of these shares; 148,000 options to purchase Class A Common Stock held by Mr. Levy, all of which are exercisable; and 1,500 shares of Class A Common Stock held in the aggregate by Mr. Levy's children. Mr. Levy disclaims beneficial ownership of the shares held by his children, except to the extent of his pecuniary interest therein.

(7)
Consists of 34,302 shares of Class A Common Stock held by Mr. Willis and 15,000 options to purchase Class A Common Stock held by Mr. Willis, all of which are exercisable.

(8)
Includes 3,076 shares of Class A Common Stock underlying restricted stock units held by the director that vest within 60 days of March 14, 2016.

(9)
Consists of 14,860 shares of Class A Common Stock, including 3,076 shares of Class A Common Stock underlying restricted stock units as described in footnote (8) above, held by Mr. Saines and 6,630 shares of Class A Common Stock held by Mufassa Pty ltd., of which Mr. Saines is the sole stockholder and sole director.

(10)
Consists of 16,907 shares of Class A Common Stock, including 3,076 shares of Class A Common Stock underlying restricted stock units as described in footnote (8) above, held by Dr. Sugar and 50,000 shares of Class A Common Stock held by a trust of which Dr. Sugar is a co-trustee; Dr. Sugar shares voting and investment power over the shares held by the trust.

(11)
Includes 3,264,158 options to purchase Class A Common Stock held in the aggregate by the executive officers of the Company, all of which are exercisable and 18,456 shares of Class A Common Stock underlying restricted stock units held in the aggregate by non-employee directors that vest within 60 days of March 14, 2016. All directors, nominees and current executive officers have sole voting and investment power over 8,966,274 of these shares and shared voting and investment power over 1,335,834 of these shares.
2016 Proxy Statement | Air Lease Corporation | 61

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on written representations furnished to us from reporting persons and our review of Forms 3, 4 and 5 and any amendments thereto furnished to us, we believe all such Forms required to be filed during 2015 under Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), were filed on a timely basis except for a transfer of shares of our Class A Common Stock to his trust reported late on a Form 5 by Mr. Udvar-Házy and an indirect holding of shares of Class A Common Stock reported late on a Form 5 by Mr. Chen.

Stockholder Proposals and Director Nominations for our 2017 Annual Meeting of Stockholders

To be included in the proxy statement and form of proxy for our 2017 annual meeting of stockholders, we must receive no later than November 30, 2016 any stockholder proposal that a stockholder intends to be presented at the meeting.

Under our bylaws, written notice of nominations to the Board of Directors and any other business proposed by a stockholder of record that is not to be included in the proxy statement for the 2017 annual meeting of stockholders must be received by the Secretary at our principal executive office not less than 90 days nor more than 120 days prior to the first anniversary of this year's Annual Meeting (so long as the 2017 annual meeting is held no more than 30 days before and no more than 70 days after such anniversary). Accordingly, notice of any such nominations or other business meeting all of the requirements set forth in our bylaws must be received by the Secretary between January 4, 2017 and February 3, 2017. SEC rules permit the Company's management to vote proxies in its discretion with respect to such matters if we advise stockholders how management intends to vote.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more security holders sharing the same address by delivering a single proxy statement addressed to those security holders. This process, which is commonly referred to as "householding," potentially provides extra convenience for security holders and cost savings for companies.

Brokers with accountholders who are the Company's stockholders may be "householding" our proxy materials. As a result, a single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement, please notify your broker or call 1-310-553-0555 or write us at Secretary, 2000 Avenue of the Stars, Suite 1000N Los Angeles, CA 90067. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

* * *

62 | Air Lease Corporation | 2016 Proxy Statement

Appendix A

Non-GAAP Financial Measures

Non-GAAP Financial Measures

Adjusted net income (defined as net income excluding the effects of certain non-cash items, one-time or nonrecurring items, such as settlement expense, that are not expected to continue in the future and certain other items), and adjusted diluted earnings per share (defined as net income excluding the effects of certain non-cash items, onetime or non-recurring items, such as settlement expense, that are not expected to continue in the future and certain other items divided by the weighted average diluted common shares outstanding) are measures of operating performance that are not defined by GAAP and should not be considered as an alternative to net income, earnings per share, and diluted earnings per share, or any other performance measures derived in accordance with GAAP. Adjusted net income and adjusted diluted earnings per share, are presented as supplemental disclosure because management believes they provide useful information on our earnings from ongoing operations.

Management and our board of directors use adjusted net income and adjusted diluted earnings per share to assess our consolidated financial and operating performance. Management believes these measures are helpful in evaluating the operating performance of our ongoing operations and identifying trends in our performance, because they remove the effects of certain non-cash items, one-time or non-recurring items that are not expected to continue in the future and certain other items from our operating results. Adjusted net income and adjusted diluted earnings per share, however, should not be considered in isolation or as a substitute for analysis of our operating results or cash flows as reported under GAAP. Adjusted net income and adjusted diluted earnings per share do not reflect our cash expenditures or changes in or cash requirements for our working capital needs. In addition, our calculation of adjusted net income and adjusted diluted earnings per share may differ from the adjusted net income and adjusted diluted earnings per share or analogous calculations of other companies in our industry, limiting their usefulness as a comparative measure.

The following tables show the reconciliation of net income to adjusted net income (in thousands):

	Year Ended December 31,
	2015	2014	2013	2012	2011
Reconciliation of net income to adjusted net income:	(unaudited)
Net income	$253,391	$255,998	$190,411	$131,919	$53,232
Amortization of debt discounts and issuance costs	30,507	27,772	23,627	16,994	9,481
Stock-based compensation	17,022	16,048	21,614	31,688	39,342
Settlement	72,000	—	—	—	—
Insurance recovery on settlement	(4,500)	—	—	—	—
Provision for income taxes	139,562	138,778	103,031	72,054	29,609

Adjusted net income	$507,982	$438,596	$338,683	$252,655	$131,664

2016 Proxy Statement | Air Lease Corporation | A-1

The following table shows the reconciliation of net income to adjusted diluted earnings per share (in thousands, except share and per share amounts):

	Year Ended December 31,
	2015	2014	2013	2012	2011
Reconciliation of net income to adjusted diluted earnings per share:	(unaudited)
Net income	$253,391	$255,998	$190,411	$131,919	$53,232
Amortization of debt discounts and issuance costs	30,507	27,772	23,627	16,994	9,481
Stock-based compensation	17,022	16,048	21,614	31,688	39,342
Settlement	72,000	—	—	—	—
Insurance recovery on settlement	(4,500)	—	—	—	—
Provision for income taxes	139,562	138,778	103,031	72,054	29,609

Adjusted net income	$507,982	$438,596	$338,683	$252,655	$131,664
Assumed conversion of convertible senior notes	5,806	5,811	5,783	5,627	560

Adjusted net income plus assumed conversions	$513,788	$444,407	$344,466	$258,282	$132,224
Weighted-average diluted shares outstanding	110,628,865	110,192,771	108,963,550	107,656,463	90,416,346

Adjusted diluted earnings per share	$4.64	$4.03	$3.16	$2.40	$1.46

A-2 | Air Lease Corporation | 2016 Proxy Statement

VOTE BY INTERNET - www.firstcoastresults.com/airlease Visit the Internet voting website at http://www.firstcoastresults.com/airlease. Have this proxy card ready and follow the instructions on your screen. You will incur only your usual Internet charges. Available 24 hours a day, 7 days a week until 11:59 p.m. (EDT) on May 3, 2016. AIR LEASE CORPORATION 2000 AVENUE OF THE STARS SUITE 1000N LOS ANGELES, CA 90067 VOTE BY PHONE - 1-800-274-4205 This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-274-4205, 24 hours a day, 7 days a week. Have this proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you have directed. Available 24 hours a day, 7 days a week until 11:59 p.m. (EDT) on May 3, 2016. VOTE BY MAIL Simply sign and date your proxy card and return it in the postage-paid envelope to First Coast Results Inc., P.O. Box 3672, Ponte Vedra Beach, FL 32004-9911. If you are voting by telephone or the Internet, please do not mail your proxy card. THE PROXY STATEMENT, AS WELL AS OTHER PROXY MATERIALS DISTRIBUTED BY AIR LEASE CORPORATION ARE AVAILABLE FREE OF CHARGE ONLINE AT HTTP://WWW.AIRLEASECORP.COM TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. AIR LEASE CORPORATION The Board of Directors recommends you vote “FOR” all Nominees listed in Proposal 1, and “FOR” Proposals 2 and 3. 1. Elect eight Directors, each to serve for a one-year term; For  Against Abstain  For  Against Abstain Nominees: 1a. Matthew J. Hart 2. Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2016. 1b. Cheryl Gordon Krongard 3. Advisory vote to approve named executive officer compensation. 1c. Marshall O. Larsen 1d. Robert A. Milton 1e. John L. Plueger 1f. Ian M. Saines 1g. Dr. Ronald D. Sugar Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer. 1h. Steven F. Udvar-Házy Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date Control Number

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 4, 2016: The Proxy Statement and Annual Report are available online at http://www.airleasecorp.com AIR LEASE CORPORATION PROXY FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS To be held Wednesday, May 4, 2016 7:30 a.m., Pacific Time Century Plaza Towers 2029 Century Park East Los Angeles, California 90067 Concourse Level, Conference Room A THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS Receipt of the proxy materials for the 2016 Annual Meeting of Stockholders of Air Lease Corporation (the “Company”) is hereby acknowledged. The undersigned hereby appoints Steven F. Udvar-Házy and Carol H. Forsyte, and each of them, attorney, agent and proxy of the undersigned, with full power of substitution, to vote all shares of Class A Common Stock of the Company that the undersigned would be entitled to cast if personally present at the 2016 Annual Meeting of Stockholders of the Company and at any postponement or adjournment thereof. THIS PROXY WILL BE VOTED AS INSTRUCTED BY THE UNDERSIGNED ON THE REVERSE SIDE. IF NO INSTRUCTION IS MADE, THE PROXY WILL BE VOTED AS TO ALL OF THE UNDERSIGNED’S SHARES FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED ON THE REVERSE SIDE, FOR PROPOSALS 2 AND 3, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. VOTING INSTRUCTIONS MUST BE RECEIVED BY 11:59 P.M., EASTERN TIME, ON MAY 3, 2016. Continued and to be signed on reverse side